TECHNICAL REPORT
EL GALENO COPPER-GOLD
PROPERTY

DRAFT

Submitted to:
NORTHERN PERU COPPER CORPORATION

Sept 20, 2006

Norwest Corporation
2700, 411 – 1st Street SE
Calgary, Alberta
T2G 4Y5
Tel: (403) 237-7763
Fax: (403) 263-4086
Email calgary@norwestcorp.com

www.norwestcorp.com

1 TITLE PAGE

TECHNICAL REPORT
EL GALENO COPPER-GOLD
PROPERTY

Submitted to:
NORTHERN PERU COPPER CORPORATION

Sept 20, 2006

Norwest Corporation
2700, 411 – 1st Street SE
Calgary, Alberta
T2G 4Y5
Tel: (403) 237-7763
Fax: (403) 263-4086
Email calgary@norwestcorp.com

www.norwestcorp.com

Qualified Person: R.C. Sim, P.Geo
Geoff Jordan, P. Geol.

1-1

2	TABLE OF CONTENTS

1	TITLE PAGE			1-1

2	TABLE OF CONTENTS			2-1

3	SUMMARY			3-1

4	INTRODUCTION			4-1

5	RELIANCE ON OTHER EXPERTS			5-1

6	PROPERTY DESCRIPTION AND LOCATION			6-1

	6.1	LOCATION		6-1
	6.2	LAND TENURE		6-1
	6.3	TERMS OF THE AGREEMENTS		6-2
		6.3.1	Agreement covering the El Galeno, El Galeno 1, El Galeno 10 and El Galeno 11 Mining Concession	6-2
		6.3.2	Agreement Covering The El Molino Mining Concession	6-3
	6.4	ENVIRONMENTAL AND SOCIO-ECONOMIC ISSUES		6-4
	6.5	PROPERTY AND TITLE IN PERU		6-5
	6.6	ENVIRONMENTAL REGULATIONS		6-6

7	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY			7-1

	7.1	ACCESSIBILITY		7-1
	7.2	CLIMATE		7-1
	7.3	LOCAL RESOURCES AND INFRASTRUCTURE		7-2
	7.4	PHYSIOGRAPHY		7-3

8	HISTORY TO BE UPDATED BY OWNER			8-1

9	GEOLOGICAL SETTING			9-1

	9.1	REGIONAL GEOLOGY		9-1
		9.1.1	Property Geology	9-2
		9.1.2	Structure	9-3
		9.1.3	El Galeno Porphyry	9-5
		9.1.4	Quaternary Geology	9-7

10	DEPOSIT TYPES			10-1

11	MINERALIZATION			11-1

12	EXPLORATION			12-1

13	DRILLING			13-1

14	SAMPLING METHODS			14-1

15	SAMPLE PREPARATION, ANALYSES AND SECURITY			15-1

	15.1	SITE VISIT		15-1
	15.2	CONTROL SAMPLE PERFORMANCE		15-3

16	DATA VERIFICATION TO BE UPDATED			16-1

17	ADJACENT PROPERTIES			17-1

18	MINERAL PROCESSING AND METALLURGICAL TESTING			18-1

19	MINERAL RESOURCE ESTIMATES			19-1

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	19.1	INTRODUCTION		19-1
	19.2	GEOLOGIC MODEL, DOMAINS AND CODING		19-1
	19.3	AVAILABLE DATA		19-5
	19.4	COMPOSITING		19-5
	19.5	EXPLORATORY DATA ANALYSIS		19-6
		19.5.1	Basic statistics by Domain	19-6
	19.6	BULK DENSITY DATA		19-9
	19.7	EVALUATION OF OUTLIER GRADES		19-10
	19.8	VARIOGRAPHY		19-11
	19.9	MODEL SETUP AND LIMITS		19-14
	19.10	INTERPOLATION PARAMETERS		19-14
	19.11	VALIDATION		19-16
	19.12	RESOURCE CLASSIFICATION		19-18
	19.13	MINERAL RESOURCES		19-19
	19.14	COMPARISON WITH PREVIOUS ESTIMATES		19-20

20	OTHER RELEVANT DATA AND INFORMATION			20-1

21	INTERPRETATION AND CONCLUSIONS			21-1

22	RECOMMENDATIONS TO BE UPDATED			22-1

23	REFERENCES			23-1

24	DATE AND SIGNATURE PAGE			24-1

25	ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES			25-1

26	ILLUSTRATIONS			26-1

LIST OF TABLES

Table 3.1	El Galeno Deposit - Indicated Mineral Resource	3-2
Table 3.2	El Galeno Deposit - Inferred Mineral Resource	3-3
Table 6.1	Mineral Concessions Forming the El Galeno Property	6-1
Table 6.2	Schedule of Payments	6-2
Table 6.3	Copper Price Ranges and Related Payment Discounts	6-3
Table 6.4	Summary of Environmental Requirements for Mining Exploration Programs	6-6
Table 7.1	Access to the El Galeno Property	7-1
Table 13.1	El Galeno Property Drilling Summary	13-1
Table 19.1	Summary of Domains Selected for Statistical Evaluation	19-4
Table 19.2	Summary of Modeling Domains	19-9
Table 19.3	Proportion of Contained Metal in Top Decile/Percentile	19-10
Table 19.4	Variogram Parameters – Copper	19-12
Table 19.5	Variogram Parameters – Gold	19-12
Table 19.6	Variogram Parameters – Silver	19-12
Table 19.7	Variogram Parameters – Molybdenum	19-12
Table 19.8	Block Model Limits	19-13
Table 19.9	Interpolation Parameters by Domain – Copper	19-14

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Table 19.10	Interpolation Parameters by Domain – Gold	19-14
Table 19.11	Interpolation Parameters by Domain – Silver	19-14
Table 19.12	Interpolation Parameters by Domain – Molybdenum	19-14
Table 19.13	Interpolation Parameters by Domain - Bulk Density (IDW)	19-15
Table 19.14	El Galeno Deposit - Indicated Mineral Resource	19-19
Table 19.15	El Galeno Deposit - Inferred Mineral Resource	19-19
Table 19.16	El Galeno Deposit – Comparison of Indicated Mineral Resource, Sept vs. April 2006	19-19
Table 19.17	El Galeno Deposit – Comparison of Inferred Mineral Resource, Sept vs. April 2006	19-19
Table 22.1	Budget for Recommended Work Program	22-1

LIST OF FIGURES

Figure 6-1	El Galeno Location Map	Section 26
Figure 6-2	El Galeno Land Tenure Map	Section 26
Figure 7-1	El Galeno Topography, Access and Location Map	Section 26
Figure 8-1	Site Layout Plan (April 1998)	Section 26
Figure 9-1	Cajamarca Mineral Belt with Property Location	Section 26
Figure 9-2	Geology of El Galeno District	Section 26
Figure 9-3	Relationship of Relative Ages of Porphyry Intrusions, Alteration and Veins
Figure 9-4	3D View of Shape of El Galeno Porphyry Intrusive
Figure 9-5	Geology Model Section 9228600N
Figure 13-1	Surface Topography and Drill Hole Location Map	Section 26
Figure 13-2	Drill Hole Plan	Section 26
Figure 19-1	Isometric View with Topography DH Collars and EW Section Planes	Section 26
Figure 19-2	Isometric View with El Galeno Lithologic Model	Section 26
Figure 19-3	Isometric View with El Galeno Mineral Zone Model	Section 26
Figure 19-4	Boxplot of Copper by Mineral Zone	Section 26
Figure 19-5	Contact Profile of Copper in Leach vs. PL/Oxide Domains	Section 26
Figure 19-6	Contact Profile of Copper in PL/Oxide vs. Supergene Domains	Section 26
Figure 19-7	Contact Profile of Copper in Supergene vs. Primary Domains	Section 26
Figure 19-8	Block Model Limits	Section 26
Figure 19-9	Grade/Tonnage Comparison of Recovered Copper	Section 26
Figure 19-10	Grade/Tonnage Comparison of OK IDW NN Models - Copper	Section 26
Figure 19-11	Grade/Tonnage Comparison of OK IDW NN Models - Gold	Section 26
Figure 19-12	Swath Plot Copper East	Section 26
Figure 19-13	Swath Plot Copper North	Section 26
Figure 19-14	Swath Plot Copper Vertical	Section 26

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3	SUMMARY

Northern Peru Copper Inc (NPC) commissioned Norwest Corporation (Norwest) to provide an independent Qualified Person’s Review and Technical Report of the El Galeno Copper-Gold Property (“the Property”). Robert Sim, P.Geo, an associate geologist with Norwest, served as the Qualified Persons responsible for the preparation of the Technical Report as defined in National Instrument 43-101, Standards of Disclosure for Mineral Projects, and in compliance with Form 43-101F1 (the Technical Report). Geoff Jordan, P. Geol, reviewed the report on behalf of Norwest Corporation as is certified in a later section of the report.

The scope of work included the ongoing QA/QC evaluation of sample results during the delineation drilling program completed in June 2006. All new geologic information is incorporated in the development of the latest resource block model. The results of this work are summarized in this report.

The El Galeno Property is located 600 km by road north of Lima, in the Department of Cajamarca. The Property comprises four mining concessions that cover a total surface area of 1,347.5ha and which are centred on the El Galeno porphyry Cu-Au-Mo deposit. Access to the Property from the town of Cajamarca is by dirt road. The driving time is approximately 2.5 hours.

The El Galeno Property comprises five contiguous mining concessions of which are held under option by Northern Peru Copper Corp. (NPC). On April 25, 2003 Lumina Copper Corp. through its wholly owned subsidiary, CRS entered into an agreement with ASUMIN, that granted CRS the option to obtain a 100% interest in the four of the claims (El Galeno, El Galeno 1, El Galeno 10 and El Galeno 11) by making staged cash and/or share payments which total $2.0 million USD. On May 3, 2004 the Lumina Copper Corp acquired from New Inca Gold Ltd and AKD Ltd. 100% of the shares outstanding of two respective subsidiary companies, 1327008 Ontario Ltd and Eastpac Minerals SAC, which collectively held a 100% leasehold interest in the fifth claim (El Molino). New Inca Gold Ltd and AKD Ltd, through these wholly owned Subsidiaries, each owned 50% of the leaseholder rights to the Molino property through an underlying lease. The terms of Lumina’s agreements with New Inca Gold Ltd. and AKD Ltd were essentially identical.

The subsidiaries were transferred to NPC by way of a court ordered Plan of Arrangement concluded on May 9, 2005. Under the terms of the agreement with New Inca Gold Ltd and AKD Ltd. each received a US$150,00 payment for their respective shares and each retained a combined net profits interest in minerals from the property totaling 20%, which reduced to 10% by the end of 2005 and which ultimately will convert to a 1.0 % NSR (Net Smelter Royalty) if there is no production from the Molino claims by the end of 2006. The underlying agreement obliges NPC to pay US$300,000 upon commencement of production from the Molino claim and a 6% NPI (Net Profit Interest). The underlying leaseholder has disputed the validity of the lease. To date the

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NPC has successfully defended the claims in an arbitration and the underlying leaseholder is now seeking to appeal the arbitration award in NPC’s favour. NPC has received legal advice that the appeal is without merit.

Copper mineralization was first recognized on the El Galeno Property in 1993. Subsequently the Property has undergone a number of exploration campaigns by Newmont, North and recently by NPC. To date, 30 reverse circulation and 101 diamond drill holes for a total of 45,098 m have been completed on the deposit. This drilling, along with surface trenching and sampling, magnetic and induced polarization geophysical surveys have assisted in the development of the geologic model El Galeno deposit.

The El Galeno deposit is categorized as a Copper–Gold–Silver-Molybdenum bearing porphyry occurring within Cretaceous sedimentary rocks (limestone, siltstone and quartzite) which have been intruded by porphyritic rocks of dioritic composition. Deeper hypogene mineralization, comprised of pyrite and chalcopyrite, tends to occur near the boundaries of the main porphyry intrusive. The primary (hypogene) mineralization tends to grade into an overlying zone of enrichment in which secondary copper minerals, chalcocite and covellite, are present. There is evidence of a near-surface leach cap and an oxide zone but these are both relatively minor and somewhat poorly developed.

The resource estimate has been generated from drill hole sample assay results and the interpretation of a geologic model which relates to the spatial distribution of copper, gold, silver and molybdenum. Individual domains, reflecting distinct zones or types of mineralization, have been outlined and individual interpolation characteristics have been defined based on the geology, drill hole spacing and geostatistical analysis of the data. The resources have been classified by their proximity to the sample locations and are reported, as required by NI43-101, according to the CIM standards on Mineral Resources and Reserves. This resource estimate replaces the previous estimate produced by Norwest dated April 21, 2006. The resources are summarized in the tables below. Resources are summarized, for comparison purposes, at a series of cut-off grades.

TABLE 3.1
EL GALENO DEPOSIT - INDICATED MINERAL RESOURCE

Cut-off Grade (CuEq%)	Mtonnes	Cu%	Augpt	Aggpt	Mo%	CuEq%
0.3	1,028	0.43	0.10	2.5	0.013	0.57
0.4	765	0.49	0.11	2.6	0.014	0.64
0.5	526	0.56	0.13	2.7	0.015	0.73
0.6	347	0.64	0.14	2.8	0.017	0.82
0.7	227	0.72	0.15	2.9	0.018	0.91
0.8	153	0.79	0.16	3.0	0.019	0.99
(* “base case” cut-off grade of 0.4%CuEq highlighted in table)
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TABLE 3.2
EL GALENO DEPOSIT – INFERRED MINERAL RESOURCE

Cut-off Grade (CuEq%)	Mtonnes	Cu%	Augpt	Aggpt	Mo%	CuEq%
0.3	553	0.27	0.08	2.1	0.007	0.36
0.4	98	0.35	0.11	2.1	0.010	0.48
0.5	25	0.43	0.14	2.3	0.012	0.59
0.6	7	0.54	0.16	2.8	0.014	0.71
0.7	3	0.66	0.18	2.8	0.014	0.85
0.8	2	0.72	0.18	2.8	0.015	0.92
(* “base case” cut-off grade of 0.4%CuEq highlighted in table)
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4	INTRODUCTION

Northern Peru Copper Inc (NPC) commissioned Norwest Corporation (Norwest) to provide an independent Qualified Person’s Review and Technical Report of the El Galeno Copper-Gold Property (“the Property”). Robert Sim, P.Geo, an associate geologist with Norwest, served as the Qualified Persons responsible for the preparation of the Technical Report as defined in National Instrument 43-101, Standards of Disclosure for Mineral Projects, and in compliance with Form 43-101F1 (the Technical Report). Mr. Sim is a geologist with over 22 years of experience primarily in base and precious metals exploration, operations, resource modeling and feasibility- level evaluations. Mr. Sim received assistance in this report from Geostatistician, Bruce Davis, Ph.D., FAusIMM, an employee of Norwest and Steward Redwood PhD, FIMMM, a consulting geologist with extensive experience in porphyry copper deposits. Geoff Jordan, P. Geol, reviewed the report on behalf of Norwest Corporation as is certified in a later section of the report.

Information and data for Norwest’s review and report were obtained from Leo Hathaway, vice President of Exploration of NPC. Robert Sim completed a site visit in June 2006 where he reviewed the local geology and the drilling program conducted on the deposit. Mr. Sim also reviewed a series of drill holes stored at NPC’s core storage facility in Lima. It should be noted that Bruce Davis conducted a site visit in August 2005 where he reviewed drilling and sampling procedures and visited the ACME laboratories sample preparation facilities in Lima.

The work completed by Norwest entailed a review of pertinent geological data in sufficient detail to prepare the Technical Report. Robert Sim completed the site visit and prepared the report. Robert Sim reviewed the geologic model with Stewart Redwood and Bruce Davis tracked the QA/QC program during the recent drilling program conducted by NPC.

Neither Norwest nor Robert Sim is an associate or affiliate of NPC, or of any associated company. Fees paid for this technical report is not dependent in whole or in part on any prior or future engagement or understanding resulting from the conclusions of this report.

In preparing this report, Norwest relied on geological reports and maps, miscellaneous technical papers listed in the References section at the conclusion of this report as well as the extensive experience of NPC personnel.

This report is based on information known to Norwest as of August 9, 2006.

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5	RELIANCE ON OTHER EXPERTS

Norwest has not reviewed the land tenure, nor independently verified the legal status or ownership of the properties or underlying option and/or joint venture agreements. The results and opinions expressed in this report are based on Norwest’s field observations and the geological and technical data listed in the References. While Norwest has carefully reviewed all of the information provided by NPC, and believes the information to be reliable, Norwest has not conducted an in-depth independent investigation to verify its accuracy and completeness.

The results and opinions expressed in this report are conditional upon the aforementioned geological and legal information being current, accurate and complete as of the date of this report, and the understanding that no information has been withheld that would affect the conclusions made herein. Norwest reserves the right, but will not be obliged, to revise this report and conclusions if additional information becomes known to Norwest subsequent to the date of this report. Norwest does not assume responsibility for NPC’s actions in distributing this report.

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6	PROPERTY DESCRIPTION AND LOCATION

6.1	LOCATION

The El Galeno Property is located approximately 600 km north of Lima and 150 km northeast of the coastal city of Trujillo (350 km by road) in northern Peru (see Figure 6-1). Politically, it is in the Department of Cajamarca, within the District of La Encañada and straddles the boundary between the Provinces of Cajamarca and Celedin.

6.2	LAND TENURE

The property comprises five mining concessions, which cover a total surface area of approximately 2,250ha (see Table 6.1), and are centred at the approximate UTM co-ordinates of 797,000 E, 9,228,000 N (UTM Zone PSAD 56 17S; 78°19’16.58’’ W longitude, 6°58’35.38’’ S latitude; Figure 6-2 and Table 6.1). Of the five claims El Galeno, El Galeno 1, El Galeno 10 and El Galeno 11 are the subject of one agreement while the El Molino claim is the subject of a separate agreement. An additional claim called ‘’El Galeno II”, which was originally included in the property position, has been contested before the Peruvian judiciary. It is unclear at present whether this claim will eventually be included in the list of mining concessions that form the El Galeno Property.

Norwest relies on land tenure documentation supplied by NPC and NPC’s lawyers, which indicates that other than the El Galeno II concession, the remaining four mining concessions are currently in good standing but must be renewed each year by June 30. An independent verification of title was not part of the scope of this study.

TABLE 6.1
MINERAL CONCESSIONS FORMING THE EL GALENO PROPERTY

Type	Name	Ha**	Code
Mining concession	El Galeno 11	500	010409795
Mining concession	El Galeno 10	500	010409995
Mining concession	El Galeno	591	03002984X01
Mining concession	El Galeno 1	275	03003250X01
Mining concession	El Galeno II*	350	03003255X01
Mining concession	El Molino	1,000	03001745X01

Note: * Has been contested before the Peruvian judiciary
           ** Concessions are overlapping and cover a smaller area than the sum of individual concessions

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6.3	TERMS OF THE AGREEMENTS

6.3.1	Agreement covering the El Galeno, El Galeno 1, El Galeno 10 and El Galeno 11 Mining Concession

On April 25, 2003 Lumina Copper Corp., through its wholly owned subsidiary, CRS entered into an agreement (“the ASUMIN Agreement”) with ASUMIN, that granted CRS the option to obtain a 100% interest in the El Galeno, El Galeno 1, El Galeno10 and El Galeno 11 mining concession by making staged cash and/or share payments which total $2.0 million USD. The ASUMIN Agreement was transferred to NPC by way of a court ordered Plan of Arrangement concluded on May 9, 2005. The terms of the ASUMIN Agreement as supplied by NPC are summarized as follows:

NPC may purchase the property for cash payments totalling $2.0 million USD according to the schedule given in Table 6.2.

TABLE 6.2
SCHEDULE OF PAYMENTS

Period	Amount
On signing	$10,000 USD
3 months	$20,000 USD
6 months	$50,000 USD
12 months	$100,000 USD
24 months	$300,000 USD
36 months	$400,000 USD
48 months	$1,120,000 USD
Total	$2,000,000 USD

The payment scheduled for the 48th month may be delayed for up to three years if payments of a $100,000 USD each are made at each of the 48th, 60th and 72nd months. $50,000 USD of each of the $100,000 USD payments is to be considered as an annual advance payment against the $1,120,000 USD due. The remaining $50,000 USD of each $100,000 USD payment is to be taken as an annual penalty payment. For example, if the payment at month 48 is deferred in all three years, the payment will be due in month 84 in the amount of $970,000 USD. The only factor that may impact the $970,000 USD payment relates to the prevailing copper prices (see below).

NPC has no exploration commitments. All maintenance costs for the mining concessions are to be met by NPC.

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If NPC fails to make any of the option payments when due it will lose its interest in the four mining concessions. Alternatively, if NPC meets all the payments as outlined above, NPC will have automatically exercised the option to own a 100% interest in the concessions. However, NPC will in this latter scenario remain compelled to make bonus payments as described below.

Bonus payments are to be made to the owners by NPC under the following terms. A $250,000 USD payment is due on completion of a positive feasibility study. In this case a “positive feasibility study” is defined as a study recommending commercial production on which banks would be prepared to lend funds for construction. A further $250,000 USD payment is due when construction commences on a new mine on one of the claims as described in the feasibility study, and finally a $1,300,000 USD payment is to be made one year after commercial production has commenced at the property.

Payments starting in month 12 are to be subjected to reductions, if the average copper prices (3 month London Metal Exchange average) move between the determined ranges outlined in Table 6.3.

TABLE 6.3
COPPER PRICE RANGES AND RELATED PAYMENT DISCOUNTS

Copper Price	Copper Price Payments Reduced by
* = or < than 0.65	50%
* > 0.65 < 0.80	35%
* > 0.80 < 1.00	20%
* = or > 1.00	No discount

The first three option payments, and also 50% of the payment to be made at month 12 must be in cash. Whereas the remaining 50% of the month 12 payment, and all other payments, may be made in shares. This is provided that NPC can guarantee ASUMIN that AUSMIN will receive at least as much as the agreed cash payment when the shares become freely tradable (4 months after issuance to ASUMIN). If the shares trade at a value below the agreed cash payment, then NPC is obliged to pay the difference in cash to ASUMIN. If the shares are trading above the agreed cash value, NPC will have no further obligation to ASUMIN in respect to specific cash payments, and ASUMIN are to be entitled to retain the excess value.

6.3.2 Agreement Covering The El Molino Mining Concession

On May 3, 2004 the Lumina Copper Corp acquired from New Inca Gold Ltd and AKD Ltd. 100% of the shares outstanding of two respective subsidiary (the “Subsidiaries”) companies, 1327008 Ontario Ltd and Eastpac Minerals SAC, which collectively held a 100% leasehold interest in the Molino mining concession that lies contiguous to the El Galeno mining concessions. New Inca Gold Ltd and AKD Ltd, through these wholly owned Subsidiaries, each

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owned 50% of the leaseholder rights to the Molino property through an underlying lease with Ciro Eduardo Arenaza Morales, Jesus Esther Villena Gamboa and Juan Francisco Davila Melendez. The terms of Lumina’s agreements with New Inca Gold Ltd. and AKD Ltd were essentially identical. The subsidiaries were transferred to NPC by way of a court ordered Plan of Arrangement concluded on May 9, 2005.

Under the terms of the agreement with New Inca Gold Ltd and AKD Ltd. each received a US$150,00 payment for their respective shares of the subsidiaries which in turn held the lease for the mining concessions and each retained a combined net profits interest in minerals from the property totaling 20%, which reduced to 14% in the event there was no production by the end of 2004, 10% by the end of 2005 and which ultimately will convert to a 1.0 % NSR (Net Smelter Royalty) if there is no production from the Molino claims by the end of 2006.

The underlying agreement obliges NPC to pay US$300,000 upon commencement of production from the Molino claim and a 6% NPI (Net Profit Interest). The underlying leaseholder has disputed the validity of the lease. To date the NPC has successfully defended the claims in an arbitration and the underlying leaseholder is now seeking to appeal the arbitration award in NPC’s favour. NPC has received legal advice that the appeal is without merit.

6.4	ENVIRONMENTAL AND SOCIO-ECONOMIC ISSUES

The mineralized rocks in the El Galeno zone appear to have a natural acid-generating component as evidenced from the low pH of the water in the lakes on the Property. In addition, evidence of secondary Fe minerals can be seen to be precipitating around the shore of the lakes. It appears that this contamination is natural and is related to surface outcrops of the mineralization. No other potential sources of this contamination, such as small-scale mining, are evident.

The Peruvian National Institute of Culture (“INC”) has not registered any archaeological site on the El Galeno Property (White, 1998). One archaeological site has been identified by NPC to the north of the Rinconada Valley and outside of the influence of any envisaged mine plant or infrastructure (Espinoza, 2005).

The surface rights to the majority of the property were purchased in May of 2005 from the owner, Mr. Augusto Villanueva Gil who resides in the village of Rodacocha within the Community of La Encañada (Cordova and Hoyos, 1999). The remainder of the area of interest is composed of surface rights that were purchased from the Chaupe family by the company in 2004 and lands belonging to the La Encañada Community for which there is a Land Use Agreement in effect.

Lumina Copper S.A.C. has been working on the Galeno prospect within La Encañada Community since late 2003 and good community relations have been a priority with the company. To date relations between the company and the community have been strong and since

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mid 2005, several dozen workers have been employed by the company on a rotational basis so that all community members who want to work have that opportunity. The company hires some 60+ people a day who are selected by the president of the community and each group of 60 works six days and gets pay for seven days and the next group is hired for the next week. Several of the villages in the area that pertain to other communities have approached the company to request inclusion in the work groups.

6.5	PROPERTY AND TITLE IN PERU

The General Mining Law of Peru defines and regulates different categories of mining activities, from sampling and prospecting to commercialization, exploitation, and processing. Mining concessions are granted using UTM coordinates to define areas generally ranging from 100ha to 1,000ha in size. Mining titles are irrevocable and perpetual, as long as the titleholder maintains payment of the “Derecho Vigencia” fees up to date (Ministerio de Energia y Minas, 1998). No royalties or other production-based monetary obligations are imposed on holders of mining concessions; instead, a holder must pay an annual maintenance fee of $3 USD/ha (for metallic mineral concessions) for each concession actually acquired or for a pending application (petitorio) by June 30th of each year. The concession holder must sustain a minimum level of annual commercial production of greater than $100 USD/ha in gross sales within eight years of the grant of the concession; or, if the concession has not been put into production within that period, the annual rental increases to $ 4USD/ha for the ninth through fourteenth years of the grant of the concession, and to $10 USD/ha thereafter. The concession will terminate if the annual rental is not paid for three years in total or for two consecutive years. The term of a concession is indefinite provided it is properly maintained by payment of rental fees.

The holder of a mining concession is entitled to all the protection available to all holders of private property rights under the Peruvian Constitution, the Civil Code, and other applicable laws. A Peruvian mining concession is a property-related right; distinct and independent from the ownership of land on which it is located, even when both belong to the same person. The rights granted by a mining concession are defensible against third parties, are transferable and chargeable, and, in general, may be the subject of any transaction or contract.

To be enforceable, any and all transactions and contracts pertaining to a mining concession must be entered into a public deed and registered with the Public Mining Registry. Conversely, the holder of a mining concession must develop and operate his/her concession in a progressive manner, in compliance with applicable safety and environmental regulations and with all necessary steps to avoid third-party damages. The concession holder must permit access to those mining authorities responsible for assessing that the concession holder is meeting all obligations.

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6.6	ENVIRONMENTAL REGULATIONS

The General Mining Law of Peru is the primary body of law with regard to environmental regulation. The General Mining Law is administered by the Ministry of Energy and Mines (“MEM”). Depending on the phase of the project the MEM can require a mining company to prepare an Environmental Evaluation (“EA”), an Environmental Impact Assessment (“EIA”), a Program for Environmental Management and Adjustment (“PAMA”), and a Closure Plan. Mining companies are also subject to annual environmental audits.

According to Peruvian regulations (S.D. 038-98-EM) the environmental requirements for mining exploration programs are divided into classifications A, B, and C (Table 6.4). Classification A is for general exploration activities and requires no authorization or fees. Classification B includes drilling of less than 20 drillholes within a 10ha area. An application in the form of a sworn declaration must be submitted.

Classification C pertains to mining exploration programs with more than 20 boreholes, exploration areas greater than 10ha, or construction of more than 50 m of tunnels. Submission and acceptance of an EA (“Evaluación Ambiental”) is required for approval of Classification C activities. The MEM has a period of 20 days to review and approve or disapprove the EA; the EA is considered approved if the MEM does not respond within that period.

TABLE 6.4
SUMMARY OF ENVIRONMENTAL REQUIREMENTS FOR MINING EXPLORATION PROGRAMS

Classification	Description	Application Requirements	Application Fees	Approval Time
A	Mineral exploration activities such as geologic and geophysics studies, topographic surveys and collection of small quantities of rocks and minerals utilizing small portable equipment	No authorization required	N/A	N/A
B	Mineral exploration with less than 20 drill hole perforations within a 10ha area	Required information as shown in Art. 5 of Environmental Regulations for Mining Exploration	5% of Unit Tax Unit is ~US $1,000 Tax = US $50	20 days
C	Mineral exploration with more than 20 drill hole perforations and/or over a 10ha area	Prepare an EA report as per Appendix 2 of Environmental Regulations for Mining Exploration	40% of Unit Tax Unit is ~US $1,000 Tax = US $400	20 days

A mining company that has completed its exploration stage must submit an EIA (Estudio de Impacto Ambiental) when applying for a new mining operation or filing for a processing concession, to increase the size of its existing processing operations by more than 50%, or to

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execute any other mining project. EIA is subject to workshops and audiences with the local communities prior to its approval.

The PAMA (Programa de Adecuación y Manejo Ambiental) were to be set forth the operating companies by year 1992 for compliance with the environmental laws and regulations, including its planned mining works, investments, monitoring systems, waste management control, and site restoration in a maximum term of five years as from its approval. The PAMA had to include plans for expenditures on an environmental program representing no less than 1% of annual sales. Once a PAMA was submitted, the MEM had 60 days in which to review and approve the PAMA. If the MEM or an “interested party” can show just cause, the PAMA may be modified.

A mining company planning to enter an exploitation phase must also prepare and submit a Closure Plan (“Plan de Cierre”) prior to starting the construction of the facilities for each component of its operation. Operating companies must file their Closure Plan no later than August, 2006. The Closure Plan must outline what measures will be taken to protect the environment over the short, medium and long term from solids, liquids and gases generated by the mining work.

The General Mining Law of Peru has in place a system of sanctions or financial penalties that can be levied against a mining company not in compliance with the environmental regulations.

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7	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

7.1	ACCESSIBILITY

Access to the Property is from the city of Cajamarca, which is located in north-western Peru in the Cajamarca Department. Road access from Cajamarca to the El Galeno Property is summarised in Table 7.1 (Figures 6-1 and Figure 7-1). The driving time for the 56 km distance is approximately 2.5 hours. The Cajamarca to Michiquillay portion of the road is a heavily used dirt road, which also links Cajamarca to the provincial capital of Celedin. This road is in a reasonable state of repair, until the turn-off to the Michiquillay copper deposit is reached. Beyond this point, the access road narrows, is less heavily used, and is in a poor to moderate condition.

TABLE 7.1
ACCESS TO THE EL GALENO PROPERTY

Route	Km	Road Conditions
Cajamarca – Baños del Inca	6km	Asphalt road
Baños del Inca – La Encañada – Desvío Michiquillay	39km	Dirt road
Desvío Michiquillay – Mina Michiquillay – Desvío Punre – Laguna Milpo	11km	Minor dirt road

An alternative dirt road exists that crosses the Rodacocha community, which reduces travel time by half an hour as compared to the route via Michiquillay.

Cajamarca has a commercial airport, which is serviced by daily flights from Lima.

7.2	CLIMATE

The climate in the region is regarded as high-altitude temperate and has both a dry and rainy season. Generally the winter months (or the ‘dry season’ are June to September) have very little precipitation while the summer months (or the ‘wet season’ are October to May) have consistent rains. The annual temperature range is 2ºC to 18ºC. Although exploration can continue year round in this part of Peru, it is common to avoid conducting field programs during the rainy season as the rains can hamper access.

The vegetative cover, which is interspersed between exposed bedrock over The Property consists predominantly of ichu and other types of natural grasses suitable for livestock grazing. Reeds are common along the lakeshores (White, 1998).

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The fauna at the Property includes mainly domestic livestock such as cattle, sheep, and alpaca, as well as some wild animals such as foxes. No agricultural activity is carried out on the property although people from the local community of La Encañada use the lower slopes on the property for grazing their livestock. Agriculture is the main means of subsistence for settlements immediately adjacent to the property in the both the Rinconada Valley and the Kerosene Valley, where the main crops are potatoes, yucca, maize, onions and beans.

7.3	LOCAL RESOURCES AND INFRASTRUCTURE

The Property contains very little developed infrastructure apart from the roads constructed for drill rig access, and a semi-permanent exploration camp installed by North Limited (“North”) during the late 1990’s, which comprises office, sleeping, warehouse and logging facilities. Northern Peru Copper has constructed two corrugated iron core shacks on a flattened gravel base in the Rinconada valley at a tent camp at this location has been used to conduct the company’s exploration.

The condition of the dirt roads from Cajamarca to El Galeno is moderate and upgrading of these roads would be required if the Project is developed.

Local water sources are currently inadequate to support any development as the main rivers have minimal water flow during the dry season. Previous studies by North had suggested damming the junction of the Rio Yanacocha and Rio Grande as a permanent water source for the operation. This is also perceived to be of possible assistance to the downstream local farming community, as it would provide a constant year round water supply for agriculture (Webster, April 1998). Northern Peru Copper is presently evaluating the local water resources available at El Galeno as well as the projects water requirements.

The closest power source to the property is probably at the village of La Encañada, and is currently only sufficient to serve the requirements of the local communities (Figure 6-1). In 1999, North investigated the power requirements of a significant mining operation at El Galeno and suggested that the current Peruvian Centre-North Interconnected Power System did not have surplus power to support a mine and processing facility, and that a substantial upgrade to the existing system would be needed. North also commented that this problem could be rectified subsequent to a proposed up-grade of the power system in 2000. Norwest is not aware if these upgrades were completed.

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The city of Cajamarca is the closest major town and can provide basic goods, services and accommodations for the early and advanced stages of project development and operations, as it currently does for the Yanacocha Mine. Specialized services generally have to be obtained from Lima, or possibly the coastal city of Trujillo. Local towns, such as the District town of Encañada and the Provincial town of Celedin, that are located on the main road connecting Cajamarca to the high jungle town of Chachapoyas, may provide limited resources such as manual labour.

The closest port facility is at Pacasmayo, which is located approximately 220 km by road west of the Property. A second port exists at Salaverry, 360 km by road southwest of the property. Previous conceptual studies on the El Galeno property by North considered using these two ports as a potential destination for a concentrate slurry pipeline.

7.4	PHYSIOGRAPHY

The topography of the Property is dominated by a glacial morphology. Elevation varies from 3,000 to 4,000masl. The principal glacial valley, the Rinconada Valley, trends approximately north-south, has a broad, flat to undulating base. The base of the valley is filled with fluvio- glacial material and hosts several lakes, which include Milpo, Rinconada and Los Dos Colores (see Figure 7-1). Much of the base of the valleys surrounding the lakes is water-logged and comprises marshland. The dryer, slightly elevated areas comprise terminal moraines of limited areal extent.

The second main valley, the Kerosene Valley, is notably much less developed than the Rinconada Valley and has a morphology more akin to that of a young river valley (“V” shaped). Kerosene Valley has moderate to steep sides and lacks a broad base.

The centre of the El Galeno mineralized system is located at the head of these two sub- catchments. The Rinconada Valley corresponds to the Sendamal River, which is a tributary of the Marañon River, and the Kerosene Valley corresponds to the Chonta River, which eventually feeds the Cajamarca River and subsequently the Crisnejas River. Both catchments have smaller surface water drainages or quebradas, which are shallow and typical of the upper reaches of catchment zones.

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8	HISTORY

The El Galeno Property area forms part of a former small mining district which focused on the exploitation of limestone and quartzite hosted polymetallic mantos and veins. A nearby zone of manganese and carbon mineralization hosted in Chimu Formation quartzite (the Punre Zone) was exploited through small-scale mining operations until 1995 (Cordova and Hoyos, 1999). Few details were available documenting the quantities and grades of material mined from these deposits.

The first recorded modern-day exploration over the Property was initiated in June 1991 by Newmont Peru Ltd. (“Newmont”). Newmont was working in joint venture with the Peruvian mining company Compañia de Minas Buenaventura S.A. (“Buenaventura”). During 1992, Newmont’s efforts were concentrated on an area of sulphur-bearing breccias in the Punre zone, which is located approximately 7 km to the southeast of the El Galeno Property. In 1993, the exploration focus shifted to the sediment hosted stockwork breccia zone, which is now known as the El Galeno zone. Over a two-year period Newmont carried out a program of systematic mapping, sampling and ground magnetic surveys followed by a short diamond drill hole program. The program consisted of four holes totalling 774 m.

Newmont dropped the property in July 1997 as their exploration had identified predominantly copper mineralization and failed to suggest the presence of a significant gold deposit.

In the second quarter of 1997 North acquired an option to explore the property. In the period 1997 to 1998 carried out a detailed exploration program consisting of:

•	Geophysics: IP/resistivity survey for 7.85 line km, a ground magnetic survey for 245 line km;
•	Geological mapping at a scale of 1:5,000;
•	Compilation of previous topographical surveys;
•	Access road and drill platforms;
•	Chip sampling in the El Galeno zone;
•	30 reverse circulation drillholes totalling 6,514.5m;
•	17 diamond drillholes totalling 5,857.35m; and
•	Preliminary metallurgical studies.

In April 1998, North completed an in-house Conceptual Study (the study) of the El Galeno deposit. The study was based on the 38 drill holes (30 RC and eight diamond drill holes) that had been drilled on the property at that time. The study did not include the results of early stage metallurgical studies, which were pending at the time. A mineral resource estimate was

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completed by North prior to implementation of NI43-101 and therefore is considered to be a historical estimate. The estimate utilized the inverse distance squared interpolation method and resulted in an unclassified resource of 260Mtonnes grading 0.70% Cu and 0.17 g/t Au at a copper cut off of 0.50% Cu (see Section 19). Using these mineral resources as a base, the study then assumed that the currently defined depth of mineralization could be extended by an additional 200 m to depth by future drilling programs (Webster, 1998a).

The study looked at the possibility of mining the deposit by open pit methods, using a conventional drill and blast operation with pit slopes of 45°. The operation would produce 16Mtonnes of copper-gold ore per year, increasing to 32Mtonnes per year by year five. The study assumed that all of the copper is present as sulphides, half of which are in the form of secondary copper mineralization (chalcocite), suitable for heap leaching, or production of a higher-grade flotation concentrate. Mineralogical testing to confirm the variations in composition had not been completed to confirm this assumption (Webster, 1998a).

Several Whittle pit optimizations were carried out to estimate a “reserve”, design a conceptual pit and produce an approximate mining schedule. Some of the main optimization parameters included: mining costs of US $0.62 to US $0.70/tonne, processing costs of US $ 2.65/tonne, copper and gold recoveries of 90% and 70%, respectively, a discount rate of 6%, and a copper price of US $0.95/lb. The selected final pit contained a “reserve” of 408Mtonnes grading 0.63% Cu and 0.16g/t Au, at a varying cut-off grade due to changes in mining costs with depth. The final pit design is elliptical in plan and covers an area of 1.4 km along strike (northeast) and 1.2 m across the deposit (see Figure 8-1) (Webster, 1998a). It should be noted that North completed the “reserve” estimate on a “potential resource” which includes the mineral resource estimate and the 200 m of additional material. They duly note that the reserve would not meet the Australian JORC code requirement for the reporting of ore reserves. Norwest is aware that this study was completed for in-house conceptual purposes only and that the mineral resource is a historical estimate but the reserve should not be utilized. However the conceptual study provided a useful review of project options.

Concentrate from conventional flotation would be transported as a slurry in a 360 km long pipeline to the port of Salaverry (Figure 6-1). The cathode produced from the heap leach or concentrate leach options would be trucked to the same port. Power would be supplied by the national grid, however other power options, including an oil power station and a hydroelectric power station were also considered. Thickened tailings would be discharged into a tailings dam in an area yet to be determined, and water for the mine site would be provided by damming the junction of the nearby Rio Yanacocha and Rio Grande rivers (Webster, 1998a).

According to the North study, only the untested Intec Method was financially viable, producing an NPV of US $122 million at a 9% discount rate and at an average cash cost of US $0.39/pound

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of Cu after a small gold credit. In comparison, the conventional flotation process resulted in a negative NPV of US $100 million at a 9% discount rate. The study also stated that to meet North’s requirements for investment, a deposit with a reserve of greater than 500Mtonnes grading greater than 0.90% Cu and 0.25g/t Au would be required. North also commented that the current lack of a suitable power source could be a major threat to the project (Webster, 1998a).

Later in 1998, North improved the topographic base and drilled an additional 17 diamond holes. In September of that year the conceptual study discussed above was re-done incorporating 16 of the 17 new drill holes. The resource estimate used Ordinary Kriging (see Section 17-2) and results were not that different from the earlier estimate. An optimum pit was designed using Whittle 4X software. The mill feed grade was optimized resulting in a total “reserve” of 430Mtonnes grading 0.57% Cu and 0.13 g/t Au (Webster, 1998b). North completed the “reserve” estimate on an “Inferred resource” and they note that the reserve would not meet the Australian JORC code requirement for the reporting of ore reserves. Norwest is aware that this study was completed for in-house conceptual purposes only and that the mineral resource is a historical estimate. In this updated study a conventional flotation method was proposed, which would mill 20Mtonnes of ore per year, increasing to 30Mtonnes in year three. A pipeline would be used to pump a concentrate slurry 360 km to the coast. Capital costs were estimated at US $1,042 million and using a 10% discount rate, financial modelling resulted in a negative NPV of US $291 million. The net cash cost of production after gold credits, is US $0.575/lb (Webster, 1998b).

A high-grade zone (grading >1% Cu) that was defined by the drilling was evaluated as a starter pit, but resulted in a negative US $30 million NPV. This indicated that even with the inclusion of the high grade zone, within the current mineralized area, it would not enable the project to meet North’s minimum development criteria. North stated that significant reductions in the capital costs would be needed for the project to meet development requirements. Finally, North believed that the geology and mineralization had not been adequately defined by the drilling and that a regional exploration program should be initiated to discover additional high-grade resources that could be used as a starter pit (Webster, 1998b).

In 1999, a helicopter-borne magnetics survey and an IP/resistivity survey (Val D’or) were completed.

In 2000, the property passed into the hands of Rio Tinto Peru SAC (Rio Tinto), as a result of Rio Tinto’s take over of North. After a review of the data, Rio Tinto concluded that they had no interest in either continuing exploration or developing the project, and after an unsuccessful bid to joint venture the Property, they returned it to the owners.

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In July 2000, the El Galeno project was reviewed by Simons Peru S.A., which is now part of AMEC, on behalf of North. Simons concurred that additional mineralization would be required and combining El Galeno with Michiquillay may be a viable alternative.

NPC became involved in the project in April 2003, the terms of the agreement are described in Section 6.3. NPC contracted AMEC to produce a technical report on the El Galeno project (Nicholson 2003) which utilized the historical mineral resources previously generated by North in 1998.

In the spring of 2005, NPC contracted Warren Pratt to produce a new geologic map of the property. NPC began drilling the El Galeno deposit in the summer of 2005. In the spring of 2006, while drilling continued on the deposit, Norwest was contracted by NPC to produce a resource estimate compliant with NI43-101 (Davis & Sim April 2006). This resource model was based on all historical drilling data plus the assay information available from a total of 48 holes completed by NPC to date. In July 2006, a Preliminary Economic Assessment was completed by Samuel Engineering (Hyyppa July 2006).

In June 2006, NPC contracted Stewart Redwood to review the geologic environment on the El Galeno property. NPC stopped drilling at El Galeno in June 2006, having completed a total of 91 holes on the deposit.

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9	GEOLOGICAL SETTING

9.1	REGIONAL GEOLOGY

The El Galeno porphyry deposit is located in the Cajamarca mineral belt in the Western Cordillera of the northern Peruvian Andes. The geology comprises Cretaceous marine sedimentary rocks deformed in the Marañon (or Incaic) thrust and fold belt, with Eocene to Miocene volcanism and porphyry intrusions and related epithermal gold and porphyry copper- gold mineralization. The regional structural trend is north-west, with a local flexure to west- north-west in the Cajamarca area. The regional geology has been described by Benavides (1956), Cobbing et al. (1981), Mégard (1984), Cobbing (1985), Wilson (1985), Jaillard and Soler (1996), and Benavides-Cáceres (1999).

The Mesozoic rocks were deposited in ensialic, extensional, marginal basins related to eastward subduction, which extend the length of the Andes. A western sub-basin, the Huarmey Basin, has up to 9,000 m of submarine basaltic and andesitic volcanic rocks, the Casma Group, of Triassic to Early Cretaceous age. This sub-basin was closed in the mid-Cretaceous Mochica tectonic phase and was intruded along its axis by the Late Cretaceous Coastal Batholith granitoids, which crop out in the western part of the Western Cordillera.

Sedimentary rocks were deposited in an eastern sub-basin bounded to the east by the basement Marañon High. Sedimentation of 2-3 km of Cretaceous strata took place in the Cajamarca region. The oldest sediments are thick deltaic sandstone, shale and coal with a thin marine limestone of the Early Cretaceous Goyllarisquisga Group, the host to the El Galeno porphyry deposit, followed by a marine transgressive sequence of thick carbonates.

The basin was deformed in the Late Paleocene Incaic I (59 – 55 Ma) and Middle Eocene Incaic II phases (43 – 42 Ma), which resulted in formation of a foreland thrust and fold belt with SW- dipping, NE-verging thrust sheets (Mégard, 1984; Benavides-Cáceres, 1999). Some thrusts were reactivated and folded during the Quechua 1 orogenic pulse (17 Ma).

The sedimentary rocks are overlain by a thick and extensive sequence of volcanic rocks with porphyry stocks of the Llama – Calipuy Volcanics of Eocene and Miocene age. Middle to Late Miocene magmatism resulted in the formation of the Yanacocha volcanic complex and gold deposit (12 – 10 Ma; Gustafson et al., 2004; Davies & Williams, 2005).

The NW trend of the thrust and fold belt is rotated to WNW to the south of Cajamarca area and is cut by a series of NE-trending structures with sinistral offset (Gustafson et al., 2004). This is interpreted as a major trans-arc structure with greater differential movement towards the foreland on the south side. This focused mineralization in a NE-trending, 30 – 40 km wide by 200 km long

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mineral belt in the Cajamarca area known as the Chicama-Yanacocha structural corridor (Figure 1; Gustafson et al., 2004). The El Galeno porphyry deposit is located within this mineral belt.

9.1.1 Property Geology

A regional thrust fault verging east-northeast has brought the Lower Cretaceous rocks that host Previous geological studies of the El Galeno Project were made by Newmont (Tanabe et al., 1995) and North Ltd (Hammond, 1998; Webster, 1998b; Córdova & Hoyas, 1999; Córdova & Hoyas, 2000; García Bellés, 2000; Sillitoe, 2000). Studies made by Northern Peru Copper Corporation are Dick (2003), Nicolson (2003), Love (2004), Pratt (2005), Mauler & Thompson (2005, 2006) and Redwood (2006). The only published papers about El Galeno are Córdova & Hoyos (2000) and Davies & Williams (2005), both based on North’s work.

A regional thrust fault verging east-northeast has brought the Early Cretaceous sedimentary rocks that host the El Galeno mineralization, over the Late Cretaceous stratigraphy. The porphyry-style mineralization is hosted both by sediments of the Goyllarisquizga Group and porphyritic dioritic intrusive bodies. The age of thrust faulting was prior to the intrusion of the porphyry and formation of the porphyry-style mineralization. The principal stratigraphic and intrusive units are described below and shown in Figure 9-2.

The country rocks are sediments of the Early Cretaceous period and were described by Wilson (1985), from oldest to younger:

Chimu Formation (Lower Valanginian Age, Early Cretaceous): This is described as an alternation of sandstones, quartzites and shales with a thickness of 600 m. The base of the formation is not known in this region (Wilson, 1985). At El Galeno the maximum thickness drilled is about 300 m (open) and on geological sections it is shown with a thickness of 600 m. The Chimu Formation quartzite forms the core of the El Galeno Anticline anticline and outcrops on Cerro Quinua Cucho on the SE side of the porphyry deposit. The rock is a massive white quartzite which is highly siliceous and has intergranular spaces. It generally lacks quartz veins. It has sulfides in fractures and disseminated. There are some sandstone beds with potassic alteration (K-feldspar, biotite) and quartz veinlet stockwork.

Santa Formation (Middle Valanginian Age, Early Cretaceous): This is described as gray shales with intercalations of marly limestones and dark gray sandstones (Wilson, 1985).

Carhuaz Formation (Upper Valanginian, Hauterivian and Lower Barremian Ages, Early Cretaceous): This is described as maroon and gray shales, sandstones and quartzites which are well bedded in thin to medium beds. The true thickness is not known and incomplete sections have been measured up to 556 m (Wilson, 1985).

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At El Galeno, the Santa and Carhuaz Formations cannot be distinguished and have been mapped and logged as one unit with a thickness of 500 to 600 m on geological sections. They are the principal host rock to the El Galeno porphyry and are the main ore host. They outcrop in the glacial valley and on the ridge on the SW side.

The lithology is a very fine grained sandstone which is generally massive and featureless with no evident bedding; pseudomorphed bedding relics are visible in places and are shown by variations in alteration. The sandstone has a cement (of clay?) which is susceptible to hydrothermal alteration, although unaltered sandstone was not seen. Alteration types include biotite alteration giving a hard, brown rock; K-feldspar alteration giving a hard, pink rock; and argillic alteration giving a hard white rock. It has a well developed quartz veinlet stockwork and has the best supergene and hypogene copper grades. The Santa and Carhuaz Formations have a number of quartzite horizons which are mappable as outcropping ridges (Pratt, 2005) and include three thick horizons in the upper part which have been modeled on geological sections.

Farrat Formation (Upper Barremian to Aptian Age, Early Cretaceous): This is described as quartzites and sandstones of medium to coarse grain size with cross bedding and ripple marks which forms conspicuous scarps (Wilson, 1985). The Farrat Formation is a quartzite which forms the curved headwall (Cerro Guaguayo and Cerro Caparrosa) around the head of the glacial valley in which the El Galeno porphyry deposit is located, including the steep Cerro Hilorico ridge on the NE side of the valley on the overturned limb of the NE anticline. It lies NW of and structurally above the porphyry deposit and has only been intersected in a few drill holes.

Inca Formation (Lower Albian Age, Early Cretaceous): This is described as ferruginous sandstone and shale with calcareous intercalations and a thickness of 4 to 100 m. The base is discordant on the Farrat Formation (Wilson, 1985).

Chulec Formation (Middle Albian Age, Early Cretaceous): This is described as well bedded gray shales, yellow marls and creamy-brown nodular limestones. The base is concordant with the Inca Formation. The thickness varies from 250 m to 474 m (Wilson, 1985).

The first four formations form the Goyllarisquisga Group.

9.1.2 Structure

The El Galeno deposit is located in the hanging wall of a major fault, the El Canche Thrust (also called the Puntre Fault). This is an important regional control on gold and copper mineralization and several other intrusions and mineral deposits are located in the hanging wall over a distance of 50 km NW from the Michiquillay porphyry Cu deposit to the Cerro Corona porphyry Cu-Au deposit (Figure 9-1).

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In the El Galeno area, the strike of the El Canche thrust changes from NW to almost E-W and it may change from a frontal ramp to a lateral ramp with the southern side of the thrust having advanced further east while the northern part was buttressed (Figure 9-2. The axis of the hanging wall anticline forms a dome with WNW strike which plunges gently (~25°) to the east and west at its ends, and which has a dextral deflection to NW strike in the middle in the vicinity of El Galeno porphyry. The deposit is localized where a NE structure (the Kerosene valley) intersects the anticline axis, and this structure may be a tensional structure formed in the localized direction of maximum principal stress of the anticline formation.

The El Galeno porphyry deposit formed after these structural events and is not deformed by these structures. However these structural features may have focused the location of the El Galeno porphyry namely, major thrust fault and lateral ramp, the hanging wall anticline with inflexion in the axis, and the transverse tensional structure.

The Cretaceous sedimentary host rocks form an open anticline with a NW-trending upright axis and plunge to the NW, called the El Galeno Anticline (Pratt, 2005). The NE limb has a gentle dip and is almost flat lying. On the NE side there is a tight anticline, the Cerro Hilorico Anticline, with the hinge dipping at 45° to SW and the NE limb overturned and steeply dipping and underlain by a thrust fault with NW trend and 45° SW dip. The structure is interpreted as a frontal thrust ramp anticline with NE thrust vergence. The SW limb is steep, the roof is flat and the NE limb is overturned. The El Galeno porphyry intrudes the hinge and flat NE limb of the main anticline.

No major faults structures have been observed within the porphyry deposit.

There is commonly offset of 1 to 2 cm between cross-cutting quartz veins in the porphyry, often with a reverse sense of fault movement, indicating that minor faulting took place during vein formation. However the veins and associated potassic alteration have the effect of indurating the rock rather than weakening it and there are no open fractures associated with these veins.

Quartz veins are high to moderate angle of dip, as well as horizontal or low angle of dip.

The core is commonly broken around late stage pyrite-rich veins which have an alteration halo of sericite which weakens the rock. Zones logged as “Fault” within porphyry intrusions are generally related to phyllic alteration.

Pratt (2005) described two structures:

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1.

A moderate angle fault (52° north dip) along the axis of the Galeno Anticline. He describes this in outcrop at drill platform RCD-GN-09 and interprets it as a detachment or décollement related to thrusting. He interprets that the fault flattens to the north to become a low angle, bedding-parallel fault and tentatively correlates it with faulted horizons seen in hole GND-05-01. He saw no evidence for the fault to the SE in the anticline axis in the Chimu quartzites. An examination of zones of low RQD (<50%) and logged fault zones shows little evidence for the continuity of this inferred fault.

2.

A high angle reverse fault called the Caparrosa Fault located near the axis of the Galeno Anticline to the west of the porphyry deposit. It is interpreted as a N-verging reverse fault contemporaneous with movement on the El Canche Thrust.

Pratt (2005) also observed NE and N trending fractures in the quartzites of the Farrat Formation which have no displacement and are probably related to brittle flexure in the crest of the Cerro Hilorico anticline. These features are clear on the satellite image but cannot be traced through the porphyry deposit.

9.1.3 El Galeno Porphyry

The El Galeno porphyry has been dated at 16.53 +/- 0.18 Ma (Early Miocene) on magmatic biotite in the late mineral PD4 porphyry (MBx porphyry of Davies & Williams, 2005), while hydrothermal biotite in the PD2 porphyry gives an age of 17.5 +/- 0.3 Ma (Davies & Williams, 2005). Hornblende in a nearby gabbroic dike gives an older age 29.4 +/- 1.4 Ma (Early Oligocene) and is unrelated to porphyry mineralization (Davies & Williams, 2005 – probably microdiorite, see below).

Six types of igneous intrusive rocks have been distinguished at El Galeno:

Microdiorite: Narrow microdiorite dikes 1-2 m wide occur in the Cretaceous sediments. They are medium grained with plagioclase, biotite, hornblende and magnetite. They are pre-mineral in age and have biotite alteration and quartz veinlets. Their relationship with porphyries is not seen but they are suspected of being older than the porphyries and unrelated. They are minor and have not been modeled on sections.

PD1 Porphyry: This is the most abundant porphyry and it has abundant phenocrysts 3-5 mm in size of plagioclase, biotite and some bipyramidal quartz. The composition is quartz diorite to granodiorite.

PD2 Porphyry: PH2 is more mafic than PD1 and has smaller and less abundant phenocrysts of plagioclase and biotite. It is quartz diorite to diorite in composition. It is distinguished from PD1 by texture only and contacts are not seen as they are obscured by strong veining. PD 2 contains

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xenoliths of PD1 and occurs as short intervals a few meters long within PD1 interpreted as dikes or small stocks. PD2 is not seen to cross cut any veins in PD 1 and has the same intensity of veining as PD1 and is pre-mineral.

PD3 Porphyry: PD3 has coarse grained, abundant phenocrysts of plagioclase (4-5 mm), up to 50% volume of the rock and glomerophyric (clustered), with coarse bipyramidal quartz (5-8 mm), biotite, and hornblende. The texture is porphyritic to almost equigranular in places. PD3 has the same amount of quartz-magnetite veining as PD1 and 2. The contacts are masked by strong veining and PD 3 is distinguished by texture. It is pre-mineral. The composition is granodioritic.

PD3.5 Porphyry: PD3.5 is a newly defined porphyry phase for this resource estimation. The texture similar to porphyry PD 4 and it has phenocrysts of plagioclase, quartz, biotite and rounded orthoclase mega-phenocrysts (~10 mm). It has some quartz-magnetite veinlets but they have a much lower density than PD 1. PD3.5 has lower copper grades than PD 1, 2 and 3. It is younger than PD 1, 2 and 3 and older than PD 4. No contact relationships were seen. The composition is quartz monzonite.

PD4 Porphyry: PD4 has a low percentage of phenocrysts (~4 mm) of plagioclase, biotite, hornblende, and sparse (1%) coarse orthoclase magacrysts (~20 mm), in a pale gray to dark gray matrix. PD4 cross-cuts quartz-magnetite and quartz veinlets in PD 3 and contains xenoliths of PD 3 and veined PD1. It is affected by weak potassic alteration and has a low percentage of B-type quartz-sulfide veinlets. These are cut by pyrite and pyrite-quartz D veinlets with a halo of silica-sericite-pyrite or epidote-chlorite. PD4 forms dikes, typically between a few metres to 10 metres in width, cutting PD 3 with steep, irregular contacts with ~45-80° dip. It is more mafic than PD3.5 and is quartz monzonite to monzonite in composition.

The porphyries are mostly of quartz diorite, granodiorite and quartz monzonite composition, and more mafic varieties have more dioritic and monzonitic compositions. Whole rock analyses show generally dacitic composition and calc-alkaline suite (Garcia Bellés, 2000).

The relationships of the intrusive phases to alteration, veining and mineralization are summarized in Figure 9-3.

The relationships between the porphyry intrusions has been simplified for use in resource modeling, combining intrusive phases PD1, 2 and 3 and only separating the weak to unmineralized PD3.5 + PD4 phases which occur in the centre of the intrusive. Also, many of the thin sills and dykes, typically less than several metres in thickness and which emanate from the main intrusive body, have been omitted from the 3D geologic model.

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The overall porphyry intrusion has the form of an upright cylindrical stock ~600 m in diameter. It has sill-like appendages on the margins with a low to moderate dip conformable to bedding. The total diameter is ~1400 m including these apophyses. In outcrop the porphyry is elongated NW and is 1,200 m long by 500 m wide, with an apophysis on the east side (Pratt, 2005). The 3-D shape of the porphyry intrusion for the resource model is shown in Figure 9-4 and Figure 19-2 and is shown in cross section in Figure 9-5.

The barren core of the porphyry intrusions is due to a combination of post-mineral intrusions and mineralogical zonation. The barren core is formed by the inter-mineral porphyry PD3.5 with small stocks of late mineral PD4. These intrude pre-mineral PD1, 2 and 3 which are low grade in the core of the system despite an intense quartz-magnetite veinlet stockwork. Sillitoe (2000) considered the presence of magnetite and lack of copper-gold mineralization to be due to the temperature of formation being too high for copper-gold deposition.

9.1.4 Quaternary Geology

The El Galeno porphyry deposit outcrops on the floor and southern ridge of a glacial U-shaped valley named the Rinconada valley which is 3.3 km long and drains to the south-east (Figure 13-1). The surrounding ridges are up to 4,132 m altitude. The porphyry outcrops over a vertical interval of 245 m between the altitudes of 3,780 m and 4,025 m. The south side of the porphyry is exposed in the head of the Kerosene valley, a SW draining, V-shaped river valley.

The bottom of the Rinconada valley is flat and has surficial deposits of unconsolidated glacial moraines and peat with thicknesses typically less than 10m in drill holes. There is little to no overburden immediately overlying the El Galeno deposit and as a result, there has been no attempt to account for this small volume in the geologic model.

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10	DEPOSIT TYPES

Mineralization at El Galeno is an Andean example of a porphyry copper, molybdenum and gold deposit. A generic description from Pantaleyev (1995) summarizes the common features of porphyries as large zones of hydrothermally altered rock containing quartz veins and stockworks, sulphide-bearing veinlets; fractures and lesser disseminations in areas up to 10km² in size, commonly coincident wholly or in part with hydrothermal or intrusion breccias and dike swarms. Deposit boundaries are determined by economic factors that outline ore zones within larger areas of low-grade, concentrically zoned mineralization.

Important geological controls on porphyry mineralization include igneous contacts, cupolas and the uppermost, bifurcating parts of stocks and dike swarms. Intrusive and hydrothermal breccias and zones of intensely developed fracturing due to coincident or intersecting multiple mineralized fracture sets commonly coincide with the highest metal concentrations.

The effects of surface oxidation commonly modify porphyry deposits in weathered environments. Low pH meteoric waters generated by the oxidation of iron sulphides leach copper from oxidized copper minerals such as malachite, chrysocolla, and brochantite and re-deposit it as secondary chalcocite and covellite immediately below the water table in flat tabular zones of supergene enrichment. The process results in a copper poor leached cap lying above a relatively thin but high-grade zone of supergene enrichment that caps a thicker zone of moderate grade primary hypogene mineralization at depth.

At El Galeno, the supergene blanket occurs near the surface and forms a significant proportion of the mineral resource. The overlying leached cap is relatively thin and is believed to have been partially removed by erosion.

Other deposit styles that are commonly associated with porphyry deposits (spatially and genetically) include precious metal rich epithermal and other quartz vein systems, skarns, and exotic secondary copper deposits formed by the lateral migration of metal in low-pH fluids away from the main body of porphyry mineralization.

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11	MINERALIZATION

The main type of hydrothermal alteration at El Galeno is potassic which affects the porphyry and sandstones with development of pervasive secondary biotite and/or potassium feldspar, giving a brown or red-pink color respectively. This is accompanied by development of a stockwork of multiple phases of cross-cutting A and B-type magnetite, quartz and quartz-magnetite veinlets with sulfides. The quartz-magnetite veinlets are very abundant in the core of the PD1 stock which has up to 50-100% veins, which are usually barren of Cu-Au mineralization.

Phyllic alteration (sericite, quartz, pyrite) is poorly developed and is restricted to selvedges of narrow D-type pyrite and pyrite-quartz veinlets. There is no zone of pervasive phyllic alteration. Rare adularia occurs with these veinlets. These veinlets and phyllic alteration extend to the deepest levels drilled in the core of the system. The rock tends to be crumbly in zones of phyllic alteration with low RQD, sometimes mistakenly logged as fault zones.

Argillic alteration is present as a pervasive supergene overprint of potassic alteration. It comprises white clays. It reaches a depth of over 100 m and there is a gradational change to hypogene potassic alteration. It has usually been logged erroneously as phyllic or sericitic alteration. It accompanies the zone of chalcocite enrichment.

There is no well defined zone of propylitic alteration, partly because the potassic alteration zone extends into sandstones beyond the porphyry stock. Any propylitic alteration occurs only in the sediments and has not been well defined by drilling or logging. Some epidote and chlorite are observed as disseminations and as a halo to some pyrite veinlets in PD4.

The quartzites are non reactive and are not susceptible to alteration expect for intergranular spaces with alteration minerals. They generally lack quartz veins and have a low percentage of fractures with sulfides. The intergranular spaces can have disseminated sulfides (pyrite, chalcopyrite, molybdenite). There are some sandstone beds with potassic alteration (K-feldspar, biotite) and quartz veinlet stockwork.

Hypogene mineralization comprises pyrite, chalcopyrite and molybdenite associated with potassic alteration and the A and B quartz veinlets, and as disseminations. The central core of intense quartz-magnetite veining (50-100%) generally do not have sulfides and is low grade. The D veinlets have pyrite with molybdenite, chalcopyrite, bornite and minor sphalerite. There are also minor sulfosalts(?). In addition to pyrite, chalcopyrite and molybdenite, minor bornite and less common arsenopyrite, sphalerite and pyrrhotite also occur in veinlets and disseminations and tennanite and tetrahedrite have been rarely observed along the western margin of the porphyry system (Davies & Williams, 2005).

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There is a chalcocite zone in the upper part of the deposit. This occurs beneath a thin leached capping and oxide zone and forms a blanket in the upper part of the whole deposit ~100-150 m thick and locally over 300 m. The strongest chalcocite mineralization occurs along the southern and eastern flanks of the porphyry intrusive in sandstones of the Santa and Carhuaz Formations, and is thinner in the central part. Quartzites, and to a lesser degree sandstones contain supergene copper minerals to a greater depth than the intrusive lithologies, probably as they neutralize descending acid copper bearing solutions less efficiently. It is transitional downwards to hypogene sulfides. Chalcocite coats and replaces pyrite and chalcopyrite and is associated with argillic alteration. Covellite occurs as rims and on fractures in chalcocite The chalcocite zone is supergene rather than hypogene as shown by the presence of chalcopyrite coated by chalcocite, sulfides in the center line of quartz B veinlets rather than remobilized, association with secondary argillic alteration, and lack of advanced argillic alteration.

There is a thin jarositic leached capping of 0-40 m thickness and average 10 m thickness in the top of the deposit above the chalcocite zone. This has jarosite and strong argillic alteration. The jarosite has developed after pyrite and indicates first cycle leaching and enrichment of mineralization with a high pyrite to chalcopyrite ratio (py/cp ratio >2). This is absent on the ridge on the SW side of the deposit where hypogene sulfides outcrop and have surficial oxidation to jarosite, ferrimolybdite and chalcanthite, with oxidation of magnetite to hematite. The leached cap is underlain by a zone of partial leaching and oxidation with variable copper grades and a thickness of 10-45 m.

The thickness of the leached capping is too low to account for the development of the thick chalcocite enrichment zone. A much thicker leached capping must have existed above the deposit, as in Michiquillay (Davies & Williams, 2005), and been fortuitously eroded by glaciation.

Breccias have been logged as a Lithology Code (Lith Code) at El Galeno and are either igneous breccias or pseudobreccias formed by hydrothermal alteration and veining. The porphyry is notable for the lack of hydrothermal, phreatomagmatic or phreatic breccias which indicates that porphyry intrusion and mineralization occurred in a passive fashion. Igneous contact breccias are common and are formed by porphyry with clasts or xenoliths of sandstone and quartzite wall rock at contacts. Some logged breccias are pseudobreccias formed by intense quartz veining, or by locally intense sericite alteration in the wall rock of stockwork of pyrite veinlets.

Minor hydrothermal or fault breccias occur in quartzite due to brittle fracturing with an open matrix with quartz, clay and pyrite.

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12	EXPLORATION

Diamond drilling has been the primary exploration tool at El Galeno. Surface geochemical sampling was important in identifying copper mineralization at El Galeno but poor exposure in the base of the Rinconada valley and surface leaching effects limit its usefulness in detailed exploration. Geophysics, primarily ground magnetics, has also been important in defining the extents of the mineralization.

In 1995 Newmont carried out systematic mapping and sampling, collecting 410 samples over the main El Galeno porphyry zone and defined a weak to moderate copper anomaly with elevated levels of Au over an area of approximately 800 m by 400 m trending northwest. In the same year the company drilled four diamond drill holes totalling 774 m in the central area of the porphyry. No further work was carried out.

North optioned the property in 1997 and initiated mapping (1:5,000 scale) and sampling work which included the zone of brecciation in the Hilorico area where a gold anomaly was identified. At this time a ground magnetic survey consisting of 17 profiles covering approximately 24.5km, spaced 100 m apart was carried out covering most of the property. Also in 1997 an induced polarization/resistivity (IP) 50 m spaced dipole-dipole survey was completed by Jose Arce over the porphyry deposit, consisting of seven profiles over 7.85 km as well as 36 IP soundings.

North drilled 30 reverse circulation (6,514m) and 17 diamond drill holes (5,857m) as part of a 1997-1998 program that delineated the El Galeno porphyry system but did not fully define the high-grade copper mineralization. In addition, at the end of the program five diamond holes were drilled to test the surface gold anomaly at Hilorico but only DDH-GN-47 returned any significant intervals, the best of which was 1.91g/t Au over 24 m from 104 to 128 m.

In 1999 North re-initiated geophysical work with a 50 m spaced pole-dipole IP survey carried out by Val D’Or Geophysics consisting of 15 km on eight lines spaced 400 m apart. In the same year 26 profiles of a helicopter-borne magnetics survey were flown covering 154 km, with lines spaced 200 m in the central part of the survey and 400 m at the margins of the block.

NPC began drilling at El Galeno in July 2005 and has completed a total of 91 holes on the El Galeno deposit. The details of this drilling is described in section 13. In 2005 the company also commissioned Warren Pratt to geologically map El Galeno and Hilorico at 1:5,000 scale. North’s geological model has been updated at various times by Northern Peru staff to incorporate new mapping and drill core data.

In 2005 Northern Peru contracted Val D’Ór Geophysics to survey north-south and east-west oriented, variably spaced ground magnetic lines covering 46 km and 10.9 line km of IP using a

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pole-dipole/dipole-pole array at multiple electrode spacings of 50 to 200m. Both surveys in part duplicated the area surveyed by North and extended it approximately 1.5 km to the east of the previous survey block. In general terms the El Galeno porphyry system produces a strong magnetic high that is clearly discernable in the airborne and ground magnetic data and is consistent with the extensive hydrothermal magnetite observed in drill core. Previous IP data quality problems at El Galeno and Hilorico were not generally repeated in Northern Peru’s work and chargeability data in particular is interpreted to approximately map known subsurface sulphide accumulations while resistivity data requires more detailed interpretation before any conclusions can be drawn.

Northern Peru has not conducted any surface sampling work in the area of the El Galeno porphyry where exploration has been primarily conducted by drilling. At the Hilorico gold prospect Northern Peru has taken approximately 1,000 surface samples and 1:1,000 scale mapping is ongoing at the time of writing.

The exploration potential of the El Galeno Property can be subdivided into copper, gold and polymetallic targets. For copper, drilling to date has defined the approximate extents of the porphyry copper system but small extensions may be added by drilling to depth and on the deposit margins, particularly to the south. Also, mapping has determined that the limestone is present at an undetermined depth below the porphyry stock and skarn mineralization may be present where the two lithologies are in contact. Reconstruction of the enrichment and erosion history of El Galeno indicates that a majority of an extensive leach cap was eroded during the most recent glaciation as well as an unknown amount of the supergene copper zone. The possibility exists that a leachable copper deposit of this eroded material is present in the moraine material on the property.

The epithermal gold quartzite-hosted breccia deposit at Hilorico is being actively drill tested by Northern Peru and there is good potential that a leachable gold deposit will be defined. At the time of writing the first five of Northern Peru’s diamond drill holes there have been received and the best interval is from 121 m to 322 m in HR-05-01 where 201 m returned 1.00g/t gold and 5.6 g/t silver. The subtle appearance of the quartzite hosted breccias at Hilorico suggests the possibility that similar mineralization may have been overlooked, or exists below cover in other areas of the property. In addition it is possible that part of the gold bearing quartzite deposit at Hilorico may have been removed during the most recent glaciation and form coherent volume within a nearby moraine.

The potential for polymetallic vein or carbonate replacement deposits exists in the periphery of the El Galeno porphyry system. The first indication of this mineralization style on the property was provided by Northern Peru’s second drill hole at Hilorico (HR-0-02) which returned 113.0g/t silver, 0.79 g/t gold, 3.90% zinc, and 1.36% lead over 16 m from 188 m to 204 m in semi-

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massive, pyrite dominated sulfides hosted in siltstones. To date exploration on the property has not targeted this deposit type.

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13	DRILLING

The distribution of drilling in the vicinity of the El Galeno property, including holes which test the neighbouring Hilorico zone, are summarized in Table 13.1 and shown in plan in Figure 13-1.

TABLE 13.1
EL GALENO PROPERTY DRILLING SUMMARY

Company	Year	# Holes	Total m	Comments
Newmont	1995	4	774.4	DDH-series holes (DD)
North	1997	30	6524.5	RCD-series holes (RC)
North	1998	17	5857.35	DDH-series holes (DD)
NPC	2005-06	91	32,253.85	GND-series holes (DD)
NPC	2005-06	26	8343.95	HR-series (Hilorico zone)
Total		168	53,754.05

The Hilorico holes, including the HR-series holes and DDH-GN-47, are considered too distant to have any effect on the El Galeno deposit resources and have been excluded from all statistical analysis presented in this report. There are a total of 141 drill holes which test the El Galeno deposit (45,098m).

Drill holes have been primarily located along a series of 100 m spaced east-west grid lines with collars at 100 m to 150 m intervals on section. Approximately 2/3 of the holes are vertical and 1/3 are inclined holes oriented primarily on the EW section planes and several holes have been drilled at somewhat random orientations as seen in Figure 13-1. The spacing of drill holes is somewhat variable due to the combination of orientations but the majority of the resource has been tested with drill holes at an estimated average drill hole spacing of 140m. Drill hole collars have recently been re-surveyed using a GPS which is accurate to 5cm.

Approximately 1/4 of the holes used in the resource estimate are rotary (“RC”) holes, the majority of which are located in the south and central portions of the deposit as shown in Figure 13-2. Five rotary holes have been twinned with diamond core holes in order to compare the results obtained between the two methods. The results of this comparison are summarized in Section 14. The location of the twinned holes is shown in Figure 13-2.

All DD holes drilled by North are HQ-size core with exception of two holes (DDH-GN-36 and 45) which are PQ-size and twin previous RC holes. All RC holes are 4 ¾” diameter. All NPC holes drilled in 2005-06 are HQ-size core with the exception of holes GND-05-34 and GND-06-43 from which NQ was recovered from 133.65m to the end of the hole at 461.45m and 419.15m to the end of the hole at 479.55m respectively. Core recovery was generally excellent with an

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overall average of 97.3% . Only 5.4% of the sample intervals returned less than 90% recovery. Recovery is calculated per drill run as core length recovered/core length drilled x 100.

All drill core, RC chips and sample pulp and coarse reject material are stored in a warehouse in Lima. The core storage facility was visited by the author in June 2006 where several randomly selected holes were visually reviewed. This facility is clean and well organized with all drill core accurately catalogued.

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14	SAMPLING METHODS

In general, samples collected from the reverse circulation RC and diamond drilling programs were over 2 m intervals. All diamond drill core samples were cut by a core saw, along the length of the core. One half of the core was collected in sample bags and shipped for analysis and the other was returned to the core box as a permanent record. Selected core reviewed both at site and in the storage facility in Lima showed good core sampling technique and practice.

Sampling was conducted over 2 m sample lengths with exceptions to this made to avoid sampling across geological contacts and or areas of no recovery resulting in sample core lengths range between 0.1 m and 4.0 m. Of the total length drilled, 89% was sampled over 2 m intervals. Core recovery was generally excellent with just 5.4% of the total lengths drilled returning less than 90% of the total expected. Recovery was calculated per drill run as core length recovered/core length drilled x 100).

Drill core was received in wooden core trays from the drill rigs and was then processed by Northern Peru Copper staff using the following procedure:

•	Core washing to remove drill mud using water.
•	Core photograph (digital), two core trays at a time in natural light to provide continual photo record of each hole.
•

Geotechnical logging including: recovery; Rock Quality Designation (“RQD”); fracture frequency, thickness, orientation and fill; lithology; degree of breakage, hardness and weathering. Density testing (water and air method) was conducted on whole core samples on 10 m intervals and uniaxial point load testing was carried out on one sample per core tray (resultant test spacing ~3.5m).

•	Core marking for cutting by geologist.
•	Geological core logging including mineral content estimations.
•	Core splitting using diamond core saw.
•	Core sampling of half- drill core on intervals marked by geologist. Drill core samples are bagged and numbered on site.
•	Insertion of quality control samples into sample stream (standards and blanks).

In 1998, North twinned two reverse circulation holes RCD-GN-28 and RCD-GN-08, with two diamond holes, DDH-GN-45 and DDH-GN-46 respectively. Holes DDH-GN-46 and RCD-GN-08 show reasonable agreement in the returned sample grades. The grade distribution in diamond drill hole DDH-GN-45 is different than for the twinned reverse circulation hole RCD-GN-28.

NPC drilled three additional twins of reverse circulation holes as follows:

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•	GND-05-13 and RCD-GN-31;
•	GND-05-12 and RCD-GN-30; and
•	GND-05-55 and RCD-GN-33.

The location of the twinned holes are shown in Figure 13-2. The grade distributions from the pairs are similar.

Results from additional core-reverse circulation twin holes suggest that the discrepancy between DDH-GN-45 and RCD-GN-28 is a local aberration.

NPC developed an extensive set of guidelines for core handling, core sampling, and sample tagging and shipment. The guidelines and procedures were reviewed by Norwest during the site visit in August 2005. Sample practice adhered to the established procedures and was in accord with industry standard practice.

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15	SAMPLE PREPARATION, ANALYSES AND SECURITY

15.1	SITE VISIT

Robert Sim of Norwest Corporation visited the El Galeno site and NPC’s core storage facilities in Lima during June 12 – 15, 2006. Drilling at El Galeno was completed at this time but drilling at the neighbouring Hilorico zone was continuing. Mr. Sim reviewed the geology of the deposit and the overall drilling program conducted on the El Galeno deposit. Mr.Bruce Davis of Norwest Corporation visited the Acme laboratories sample preparation laboratory on August 22, 2005 and the El Galeno site on August 23, 2005 to observe procedures being used for sampling core, preparation of samples for shipment, the insertion of quality control samples into the assay stream, chain of custody and sample preparation.

Samples were prepared by:

Acme Analytical Laboratories Peru S.A.
Calle Martin De Murua No. 150
San Miguel
Lima, Peru

Primary sample assaying was performed by:

Acme Analytical Laboratories, Ltd.
852 Easting Hastings Street
Vancouver, British Columbia
Canada

Assaying for samples from the Hilorico prospect and check assays were provide by:

ALS Peru S.A.
Calle 1 Lote MZ D
Esquina Con Calle A
Urb. Industrial Bocanegra
Callao – Peru

Both Acme and ALS are 9001:2000 certified.

Sample Preparation

Samples arrive by truck at a gated compound at the Acme preparation facility in Lima in sealed bags. A member of the police force travels with the samples from the site to the lab in Lima. No

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breach in the chain of custody has ever been noted either by the security traveling with the samples or at the lab in Lima.

The sample preparation protocol is as follows:

Samples are dried on aluminum trays lined with paper for twelve hours with the sample held at 90 degrees C for at least six hours.

The entire sample is crushed to 80% passing 10 mesh. The crusher is cleaned with high pressure air after every sample. After every 20 samples a coarse blank is passed through the crusher.

The approximately 8Kg. of sample is then run through a Jones or riffle splitter to obtain 250g. Rejects are returned to the original sample bag.

The 250g sample is pulverized in a ring-and-puck pulverizer to 95% passing 150 mesh. The particle size of the samples is checked by screening every 10 samples. The pulverizer is cleaned after every sample with high pressure air. A blank is passed through the pulverizer after every 20 samples.

The 250g sample is then split to 100g for assay by fractional shoveling across an elongate pile with a spatula. The plastic and spatula used for the shoveling process are replaced after every 10 samples. The assay sample is placed in a paper bag with the sample number written on the outside and the sample tag placed in the bag.

The bag is shipped for assay to Acme’s facility in Vancouver, British Columbia, Canada. The sample preparation facility appears to be clean and well organized.

Core sampling
Core was placed in core boxes by the drill crew and systematically logged by the geology staff at the core shed almost as soon as it was available. The sampling staff photographed the core and marked with a line draw down the centre by the geologist every 2 m for sampling. Core was cut along the line with a rock saw, and alternating halves are selected for assay as indicated by the geologist with lines on the core. No particular scrutiny that might bias the results is applied to the alternating halves selected. The core inventory system is scrupulously maintained. After sawing the sample is bagged. A lab generated sample ticket is inserted with the sample, and a second ticket is stapled into the throat of the bag. Nylon cable ties are used to seal the bags. The bags are then taken from the sawing area to the core shed where it is drier to write the sample number on the bag. The bags are then weighed and up five sample bags are sealed in a larger rip-stop-mesh sack. The sacks are sealed with a larger cable tie labelled SECURED and having a number. Samples are shipped when all samples from one hole are complete.

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QC sample insertion

The sampling staff inserted standards as specified in the quality sample handling procedure memo. There was every indication that the procedure was being strictly followed and QC sample coverage was adequate for the drilling.

Blank material was inserted at the rate of one in every forty to forty-five samples. The blank material was originally derived from a small limestone quarry on the property, near the Milpo Lake (Milpo limestone). It was subsequently replaced with silica sand.

Chain of Custody

The chain of custody has been outlined in the sections above. It appears that any tampering with individual bags or the ties would be immediately evident when the samples arrived at the lab. Any tampering with the larger bags would be apparent on arrival at the lab. Documentation was provided so that it would be difficult for a mix up in the samples to occur either during shipment or at the lab.

All procedures were being carefully attended and met or exceeded industry standards for collection, handling, and transport of drill core samples.

15.2	CONTROL SAMPLE PERFORMANCE

Standard Reference Material (SRM) Performance

Northern Peru Copper (“NPC”) purchased standard reference material for the project. The copper/gold standard reference material was purchased from Ore Research and Exploration PTY LTD, Australia. The three certified standards are named 51P, 52P, and 53P. A copper/molybdenum standard reference (HV-2) material was purchased from CANMET. The performance of standard reference material (SRM or standards) is evaluated using the criterion that ninety percent of the results must fall within ±10% of the accepted value for the assay process to be in control. Results are presented using statistical process control charts (control charts for short). In the chart the “accepted” or average value appears as a black horizontal line. Control limits at ±10% of the accepted value appear as red lines above and below the line showing the accepted value. The values of assay results for the standard appear on the chart as green triangles.

Results were evaluated using statistical process control charts (control charts for short). Control limits at ±10% of the accepted value were designated as part of the evaluation.

Results fall outside control limits more frequently than ten percent for the 52P standard. Batches were resubmitted (including another SRM sample) when the standard returned an out of control value. All resubmissions returned SRM results within control limits. The other two gold

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standards have an acceptable rate for values falling outside control limits. There is no indication of systematic assaying problems in the gold values.

Only two values have fallen outside control limits for copper SRM. The average copper values from the SRM have been slightly lower than the certified values. The discrepancy is not considered serious.

Sample Blank Performance
Originally, Milpo limestone was used as material thought to have below detection limit values of copper and gold. The chart below shows that occasional above control threshold values of copper appeared in what was supposed to be “blank” material. Checking indicated the problem was indeed due to the material chosen and was not sample contamination. After the review the blank material was changed to silica sand used in swimming pool filters. No out of control results were observed subsequent to the switch at approximately sample 85.

After the switch from Milpo limestone, a few gold assays exceeded the control threshold. These batches were resubmitted for assay with another blank sample. All results were acceptably close (within ten percent) to the original, and the blank in the resubmission always fell below the control limit. T here was no indication of contamination in any of the assay batches.

Coarse Duplicate Sample Performance
Duplicate samples of coarse reject material are assayed to check the sample preparation protocol. If the protocol is adequate, ninety percent of the duplicate pairs of assays should fall within ±30% of each other. The copper reject duplicate control charts indicate the criterion is met.

The gold coarse reject differences have less than ninety percent falling within thirty percent of each other; however, this is due to the low gold values of the selected samples and assay detection limit effects rather than a problem with the sample preparation protocol.

Pulp Duplicate Sample Performance
Duplicate samples of pulp (or the final sample product) material are assayed to check assay precision at ALS-Chemex. If the assay process is in control, ninety percent of the pairs should be within ±10% of each other. The copper duplicate pairs meet the criterion. Gold and molybdenum checks are unbiased or nearly unbiased, but the checks to do not meet the precision criterion given above. Again, this appears to be a consequence of the variability in assaying relatively low values rather than an actual problem with the assay process at either lab.

Conclusions
Results from SRM and pulp duplicates indicate the copper assay process is under sufficient control to produce reliable sample assay data for resource estimation. Blank results indicate no

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contamination in the assay process, and the coarse rejects indicate the sample preparation protocol is adequate to produce the necessary reliability for sample results. Gold and molybdenum assays are sufficient to produce reliable estimates of average grades over material of interest based on copper content.

The El Galeno project sampling and assaying program is producing sample information that exceeds industry standards for copper accuracy and reliability. The assay results are sufficient for use in resource estimation.

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16	DATA VERIFICATION

A review of the database was conducted in order to verify the integrity of the contained data. Of the 141 holes located in the immediate vicinity of the El Galeno deposit, seven holes were randomly selected manual verification of density, geology codes and assay values. Geology data was traced back to the original drill logs and the assay data was compared to the original assay certificates.

There were no errors found in this review other than the silver analysis for one hole were not present in the database. Upon review of the complete database, three recent NPC holes (GND- 06-77, 78, 79) do not have silver values.

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17	ADJACENT PROPERTIES

There has been no additional information included from any adjacent properties used in the El Galeno resource estimation.

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18	MINERAL PROCESSING AND METALLURGICAL TESTING

Preliminary, metallurgical testwork was conducted by North on four reverse circulation drill chip samples from holes that had been drilled twelve months prior (See, 1998). The objective of the testwork was to estimate acid leach recoveries, reagent consumption, flotation recoveries and concentrate grades. The results were used in the conceptual resource and financial modelling. NPC has taken five metallurgical samples from quartered drill core and these are being analysed at Plenge Laboratories in Lima. Results of this work have not yet been published but preliminary reports do not indicate that they have any material significance

See, 1998 reports that for flotation concentrate grades are fair to good, and that credits could be expected for gold and silver concentrates. In addition, molybdenum was high enough in three out of the four samples to indicate that the production of a molybdenum concentrate could be a possibility. Analyses of the concentrates show a number of penalty elements at or above normal penalty limits, for example, arsenic, antimony and mercury. The presence of arsenic, antimony and mercury creates the potential for environmental problems. Concentrate leaching processes involving these elements have been commercialized and can be completed without undue environmental damage or economic penalty.

The sale of a flotation concentrate to a smelter should permit some payment for gold and silver, but may suffer penalties due to mercury, arsenic, and antimony. There are leaching methods available to reduce mercury, arsenic and antimony in copper concentrates prior to sale to a smelter. In addition the production of by-product MoS2 could improve the economics.

The CESL or Intec treatment of flotation concentrates could probably deal with the mercury, arsenic and antimony content, but the recovery of gold and silver with the CESL process is likely to be expensive. Both these processes are commercially unproven but the Intec process represents a greater departure from conventional practice and therefore represents the higher risk option.

A full review of the cost estimates presented by White Metallurgical, 1988, has not been carried out by Norwest. However, the techniques used are appropriate for the stated preliminary estimates, and the quoted costs do not appear unreasonable for the facilities described.

A series of additional metallurgical tests are currently underway as part of pre-feasibility evaluations due later this year.

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19	MINERAL RESOURCE ESTIMATES

19.1	INTRODUCTION

The mineral resource estimates for the El Galeno deposit were prepared under the direction of Robert Sim P.Geo with the assistance of Bruce Davis. Estimations are made from 3-dimensional block models based on geostatistical applications using commercial mine planning software (MineSight®). The project limits area based in the UTM coordinate system using a nominal block size of 20x20x15mV. Information in this report is often presented using a series of vertical EW cross sections as shown in Figure 19-1. Grade (assay) and geologic information is derived from work conducted by Newmont, North and Northern Peru Copper dating back to 1995.

The resource estimate has been generated from drill hole sample assay results and the interpretation of a geologic model which relates to the spatial distribution of copper, gold, silver and molybdenum. Individual domains, reflecting distinct zones or types of mineralization, have been outlined and individual interpolation characteristics have been defined based on the geology, drill hole spacing and geostatistical analysis of the data. The resources have been classified by their proximity to the sample locations and are reported, as required by NI43-101, according to the CIM standards on Mineral Resources and Reserves.

This report includes estimates for mineral resources. There are no mineral reserves prepared or reported.

19.2	GEOLOGIC MODEL, DOMAINS AND CODING

Geologic Model

The El Galeno deposit is categorized as a Copper–Gold–Silver-Molybdenum bearing porphyry occurring within Cretaceous sedimentary rocks (limestone, siltstone and quartzite) which have been intruded by porphyritic rocks of dacitic composition. Deeper hypogene mineralization, comprised of pyrite and chalcopyrite, tends to occur near the boundaries of the main porphyry intrusive. The primary mineralization tends to grade into an overlying zone of enrichment in which secondary copper minerals, chalcocite and covellite, are present. There is evidence of a near-surface leach cap and an oxide zone but these are both relatively minor and somewhat poorly developed.

The intrusive porphyry is relatively complex in nature and some degree of generalization has been made with respect to the geologic interpretation. As a result, some thin dykes (generally only several metres in thickness) which emanate from the main intrusive body have been omitted from the 3-dimensional wireframe model. This is not considered significant with respect to the resource estimation of the deposit.

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The porphyry appears to be comprised of multiple phases of intrusion. Three phases (PD1-3) are pre-mineralization and are relatively similar in nature and metal distribution. Two other phases (PD3.5 and PD4) are located in the centre of the intrusive complex and is unmineralized due to either thermal conditions during emplacement or these represent post-mineralization intrusive phases. These occur in only several drill holes but, due to their distinct nature, they have been interpreted as a separate geologic domain for evaluation purposes.

During logging, site geologists noted that there are local indications that the intensity of secondary copper mineralization may be related to the porosity characteristics of the sandstone and quartzite beds of the Santa formation. In an attempt to capture this feature in the model, several of the more prominent quartzite beds of the Santa formation have been interpreted and subsequent 3d wireframe solids have been generated.

Ultimately, the lithology model comprises six distinct domains, described as follows; The original stratigraphy occurs as a gently rolling anticlinal structure comprised of the Santa formation which is overlain by the Farrat (quartzite, siltstone) and underlain by the Chimu (quartzites). The Santa has been subdivided into two domains with three of the thicker quartzite beds segregated from the siltstone material. Primarily the Santa and to a lesser extent the Chimu and Farrat, is intruded by the dacitic Porphyry. The centre portion of the intrusive porphyry is defined as a separate, post mineral, domain. Note: The “Santa” formation referred to in this section actually comprises the Santa and Carhuaz formations.

A series of isometric views of the lithologic model clipped to the surface topography are presented in Figure 19-2.

Observations during drill core logging identify mineral zonation (minzone) types including Leached, Partial Leached, Partial Enrichment (mixed supergene and hypogene), Enriched (Supergene) and Primary (Hypogene). The Partial Leach zone represents near surface material which is oxidized and may have undergone some degree of leaching. A review of the Partial Enrichment zone shows a somewhat irregular distribution possibly related to the lack of a clear definition of this material. As a result, the Partial Enrichment and Enriched material have been combined into a “Supergene” zone which represents the presence of secondary enrichment copper minerals such as chalcocite or covellite.

The distribution of the Minzone domains are shown in Figure 19-3. The Leach zone is a relatively discontinuous surface blanket which occurs on the eastern flank of the slope overlying the deposit. The absence of a leached zone on the western portion of the deposit may be related to recent surface erosion. The Leach zone ranges in thickness from several metres to a maximum of 40m with an average of approximately 10m.

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The Partial Leach/Oxide zone occurs in somewhat irregular patches over the majority of the deposit with thicknesses ranging up to 45m but averaging only about 10m. Copper grade can be quite variable in this zone (hence the name “Partial Leach”).

Secondary copper minerals are present over the whole deposit area. The thickness of the Supergene zone tends to decrease in the central portions of the deposit where intense silicification has probably diminished the dissolution effects of ground waters. The Supergene zone tends to be between 100-150m in thickness and can be over 300m thick in the western portion of the deposit. The copper grade transition between Supergene and Hypogene is not always evident in the west and northern parts of the deposit. In contrast, the eastern and south areas of the deposit tend to show a distinct grade transition between the enrichment and primary zones.

Codes representing the dominant alteration type have been defined in all core holes (alteration data was not recorded from the 30 RC holes). Six separate codes are present as listed below:

Alt Type	Code#
Argillic (AI)	1
Biotite (BT)	2
Phyllic (FI)	3
Kspar (KF)	4
Propyllitic (PR)	5
Silica (SI)	6

The spatial distribution of alteration assemblages in drill holes was reviewed. Generalizations including the combination of BT+KF representing a Potassic alteration assemblage and the combination of FI+SI representing a Phyllic assemblage, tend to form relatively coherent zones. It appears that the Quartzite (Chimu) does not tend to react to alteration fluids.

The structural features were evaluated through the interpretation of the distribution of faulting from drill holes and surface mapping data. There are some fault structures identified on the surface but these tend to occur distal to the main El Galeno deposit. Several drill holes have intersected fault zones but attempts at interpreting fault planes from this information have been relatively unsuccessful. These may actually represent breccia zones related to the Porphyry intrusive rather than being actual fault structures. There are no indications that faults form any domain boundaries in the deposit. These fault zones may contain slightly elevated gold grades but these are not significantly different from other sample grades obtained in competent rocks. It does not appear that structure (specifically faulting) is a factor in the distribution of mineralization in the deposit.

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The amount of quartz veining is somewhat variable in the deposit but tends to be related to the emplacement of the Porphyry intrusive where the immediate country rocks are shot-through with quartz veins. Approximately 60% of the drilling database contains quantitative estimates of the percentage of veining in the rocks. It is apparent that there is a loose relationship between copper and the amount of quartz veining present.

Summary of Domains and Coding

Individual domains have been generated based on lithology, mineral zonation (MinZone), alteration assemblage and the relationship between quartz veining and grade has been investigated. The resulting domains are summarized in Table 19.1.

TABLE 19.1
SUMMARY OF DOMAINS SELECTED FOR STATISTICAL EVALUATION

Type	Domain	Code#	Description
Lithology	Farrat	110	Upper unit Quartzite and Siltstones
	Santa Qtz	121	Quartzite beds
	Santa Sst	122	Sandstone beds
	Chimu	130	Lower unit Quartzites.
	Porphyry	140	Combination of 3 intrusive phases (PD1,2,3)
	Porphyry	141	Unmineralized Central Intrusive (PD3.5)
MinZone	Leach	201	Surface leached zone
	PL/Oxide	202	Partial Leach / Oxide zone
	Supergene	203	Supergene + Mixed SS/PR
	Primary	204	Hypogene sulphides.
Alteration	Argillic	1	Clay
	Biotite	2
	Phyllic	3
	Kspar	4	Potassium Feldspar
	Propyllitic	5
	Silica	6
Quartz Veins	Low		0-9% Qtz veins
	Mod		10-14% Qtz veins
	High		15-20% Qtz veins
	V. High		>20% Qtz veins

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19.3	AVAILABLE DATA

The resource estimate is based on the sample results from a total of 141 drill holes of which 30 are rotary (RC) holes and 111 are diamond drill core (DD) holes. The distribution of drill holes is shown in plan in Figures 13-1 and 13-2.

The total length of drilling on the El Galeno deposit is 45,098m with a total sampled core length of 44,823.3m. The DDH and RCD-series holes have been analyzed for 11 elements and the GND-series holes have been analyzed for 40 separate elements. This resource model includes only estimations for copper, gold, silver and molybdenum. There are no sequential copper analyses in the database (soluble copper analysis).

The average length of all samples in the database is 2 m and range from a minimum of 0.1 m to a maximum length of 4 m (89% of the samples are exactly 2 m in length).

Bulk density data exists only for the GND-series holes. There are a total of 3,261 measurements for bulk density on predominantly 10 m intervals. Detail with respect to the bulk density methodology is summarized in Section 19.6.

The geologic information is derived primarily through observations during logging and includes lithology, MinZone designation, alteration assemblage and the type and percentage of quartz veining present in the rocks.

Resource modeling has been conducted using the commercial mine design software system, MineSight® developed by Mintec, Inc.

19.4	COMPOSITING

Compositing of drill hole samples is carried out in order to standardize the database for further statistical evaluation. This step eliminates any effect related to the sample length which may exist in the data.

As stated previously, the majority (+89%) of the original sample intervals are 2 m in length. In order to retain the original characteristics of the underlying data, a 2 m composite length was selected for use. The generation of longer composites results in some degree of smoothing which could mask some of the features of the data.

Drill hole composites are length-weighted and have been generated “down-the-hole” meaning that composites begin at the top of each hole and are generated at 2 m intervals down the length of the hole.

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Prior to compositing, the original drill hole samples were “speared” with the MinZone domain solids. This step tags each sample interval, using the interpreted domain wireframe solids, with the appropriate zone-code designation. These contacts are then honoured during compositing (i.e. composites begin and end at the MinZone domain boundaries). Note that this was done because it was recognized early that there was a relationship between the MinZones and the distribution of copper in the deposit.

Several holes were randomly selected and the composited values were checked for accuracy. No errors were found.

19.5	EXPLORATORY DATA ANALYSIS

Exploratory date analysis (“EDA”) involves the statistical evaluation of the database in order to quantify the characteristics of the data. One of the main purposes of this exercise is to determine if there is evidence of spatial distinctions in grade which may require the separation and isolation of domains during interpolation. The application of separate domains prevents unwanted mixing of data during interpolation and the resulting grade model will better reflect the unique properties of the deposit. However, applying domain boundaries in areas where the data is not statistically unique may impose a bias in the distribution of grades in the model.

A domain boundary, which segregates the data during interpolation, is typically applied if the average grade in one domain is significantly different from that of another domain. A boundary may also be applied where there is evidence that there is a significant change in the grade distribution across the contact.

19.5.1 Basic statistics by Domain

A series of boxplots were generated for the copper, gold, silver and molybdenum distributions in each domain. The results are summarized as follows.

Copper differs only marginally by rock type, with lower grades in the Farrat and PD3.5 domains. Copper grades differ significantly between the MinZone domains (Figure 19-4). Alteration domain has little affect on copper and there is a drop in copper grade in material with >20% quartz veining but this is based on only a handful of samples.

The gold shows similar trends in both the Santa and Porphyry rock types which have higher grades than the Farrat, Chimu and PD3.5. Gold grades tend to decrease from higher to lower grades from Leach to PL/OX to Supergene to Primary MinZone types.

Silver is similar in the Santa, Chimu and Porphyry domains and slightly lower in the Farrat. There are no differences related to the MinZone domains.

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Molybdenum shows similar grade distributions in all rock types and MinZones.

Contact Profiles
The nature of grade trends between two domains is evaluated using the contact profile which graphically displays the average copper grades at increasing distances from the contact boundary. Contact profiles which show a marked difference in grade across a domain boundary, are an indication that the two data sets should be isolated during interpolation. Conversely, if there is a more gradual change in grade across a contact, the introduction of a “hard” boundary (i.e. segregation during interpolation) may result in much different trends in the grade model – in this case the change in grade between domains in the model is often more abrupt than the trends seen in the raw data. Finally, a flat contact profile indicates no grade changes across the boundary. In the case of a flat profile, “hard” or “soft” domain boundaries will produce similar results in the model.

A series of contact profiles were generated in order to evaluate the change in grade which occurs across domain boundaries. The results are summarized a follows.

There are no Copper grade changes between the Santa Qtz and Sst domains. Copper grades show only a minor gradational change across the Santa/Porphyry boundary. The transition between both the Santa and Porphyry into the Chimu are gradational. There is a drop in grade evident in the Farrat and in the central porphyry PD3.5.

As expected based on the boxplot results, there is a marked difference in copper grade between the Leach, PL/Oxide and Supergene domains indicating that a hard domain boundary is required during interpolation (Fig 19-5 and 19-6). The change in Copper grade between the Supergene and Primary domains is somewhat gradational with a 20% change occurring over 5-10m of the contact (Fig 19-7). This may be due to the fact that the Supergene domain includes material identified as “mixed” (Supergene + Hypogene style of mineralization).

Gold tends to show a transitional change between the Santa and Intrusive domains but a slightly more defined drop in grade into the Chimu, Farrat and PD3.5. There are no significant changes in gold grade evident across any of the MinZone domain boundaries.

The results for silver and molybdenum indicate no significant change in grade related to either Rock or MinZone domain boundaries.

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Histograms and Probability Plots
A series of histograms and probability plots were generated for the copper, gold and molybdenum distributions by Rock and MinZone domains.

Conclusions and Modeling Implications
The results of the EDA for the distribution of copper indicate specific grade properties related to both Rock type and MinZone domain. There are no indications that copper is controlled by any of the various Alteration assemblages. Indications are that zones containing very high (>20%) amounts of quartz veining shows an inverse relationship with the amount of copper. However, this conclusion is derived from a very limited number of samples and, as a result, the development of a distinct Quartz-vein rich domain is impractical at this stage. The intrusive phase PD3.5 essentially captures the area of high quartz veining.

Although there are local indications that there are permeability related property differences between the Santa Qtz and Santa Sst domains, the results of the EDA does not indicate there are significant differences with respect to the metal distribution in these domains. As a result, these have been combined for modeling purposes and are referred to as the “Santa” domain.

During copper modeling, all of the MinZone domains have to be addressed to some degree. Both the Leach and PL/Oxide zone exhibit qualities which are unique. The transition between the Supergene and Primary domains show differences which are somewhat gradational on a scale which is less than the block size in the model (i.e. grade changes over +/-10m with 20m block size) and, as a result, a hard boundary approach is recommended. The Santa, Porphyry and Chimu show similar properties which differ from both the low Copper grades in the Farrat and PD3.5. Hard boundaries are required here.

The EDA results for gold show no distinction between MinZone domains. Gold in the Santa and Porphyry are similar and as a result, these two rock types are combined during modeling. The Farrat, Chimu and PD3.5 are segregated as distinct (hard) domains during gold modeling.

The EDA for silver indicate that there are elevated values in the intrusive and the areas in the Santa and Chimu that surround the porphyry and the grade changes tend to be gradational. There are no distinct domains used for silver grade estimates.

The EDA results for molybdenum indicate that there are no distinct grade changes related to any of the domains tested. There are no separate domains applied during molybdenum modeling.

The various domains applications utilized during modeling are summarized in Table 19.2. Note that due to a lack of samples available in the Farrat, this domain uses the Chimu variogram during interpolation.

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TABLE 19.2
SUMMARY OF MODELING DOMAINS

Element	Domain	Comments
Copper	1) Leach	Hard boundary.
	2) PL/Oxide	Hard boundary
	3) Santa+Porphyry+Chimu -Supergene	Combined Rock domains, hard boundary
	4) Santa+Porphyry+Chimu -Primary	Combined Rock domains, hard boundary
	5) Farrat	Hard boundary
	5) Intrusive PD3.5	Hard boundary
Gold	1) Santa + Porphyry	Combined rock domains, Hard boundary
	2) Chimu	Hard boundary
	3) Farrat	Hard boundary
	4) Intrusive PD 3.5	Hard boundary
Silver	All	No distinct domains applied during modeling
Molybdenum	All	No distinct domains applied during modeling

19.6	BULK DENSITY DATA

A total of 3,262 individual sample measurements for bulk density have been conducted from the 91 NPC drill holes. These measurements were done using the water displacement method in which a representative piece of core, generally between 100 and 150 grams in weight, was selected from each 10 m interval of drill core. The sample was weighed (dry) and the volume of the sample was determined by measuring it’s displacement in water and the resulting density was calculated in a spreadsheet. Sample values, which represent all lithologic types, range from 1.71 to 4.28t/m3 with a mean of 2.59t/m3 and a standard deviation of 0.15.

It is common practice in the water displacement method to seal the core with wax prior to submerging in water. This prevents the penetration of water into any natural pores that may be present within the rock and provides a true volume of the in-situ rock conditions. NPC did not seal the samples prior to conducting bulk density measurements. As a result, the measured volumes may be underestimated which would generate slightly inflated bulk density values. There is evidence that there is some (minor) degree of porosity present in a relatively small portion of the rocks at El Galeno and therefore, the bulk density data may be potentially inflated.

During the spring of 2006, NPC selected a series of 122 samples for wax-sealed bulk density measurements in order to evaluate the any potential errors due to porosity. The average relative difference of the wax sealed measurements verses the original water displacement is less than 1% (the wax seal measurements were <1% lower than the water displacement values). The

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difference is slightly higher in the PL/Oxide domain where rocks tend to be more porous when compared to the Supergene and Primary rocks. These test results indicate that there is no bias in the bulk density measurements.

19.7	EVALUATION OF OUTLIER GRADES

Histograms and probability plots were reviewed in order to identify the existence of anomalous outlier grades in the composite database. In addition, a decile analysis of the data was also conducted in order to quantify the distribution of contained metal with respect to the sample density. If the top-decile of the database contains more than 40% of the contained metal, or there is more than twice the contained metal than the previous (9th) decile, then some form of top- cutting may be required and the data must then be evaluated on a finer (percentile) scale. At the percentile level, if there is >10% of the contained metal in a single percentile bin, or there is more than twice the contained metal than the previous bin, then some form of top-cutting may be required (or additional sampling in the high-grade areas may be required). The proportion of metal by decile/percentile in the high-grade ranges for copper, gold and molybdenum is summarized in Table 19.3.

TABLE 19.3
PROPORTION OF CONTAINED METAL IN TOP DECILE/PERCENTILE (2M COMPOSITES)

Element	Decile/Percentile	% Metal	Comments
Copper	9th	16.5	Max value 3.52%Cu. No top cutting applied.
	10th	27.1
	99th	3.4
	100th	4.3
Gold	9th	17.7	Max value 4.55gptAu. Top cut all data to 3gpt Au and limit samples above 1gptAu to 40m in Santa and Porphyry and to 20m in all other domains during interpolation.
	10th	33.3
	99th	4.3
	100th	6.8
Silver	9th	18.7	Max value 107.0gpt Ag. No top cutting applied Samples above 10gpt Ag limited to 40m during interpolation.
	10th	32.9
	99th	4.3
	100th	9.2
Molybdenum	9th	18.6	Max value 6530ppmMo. Samples above 100ppmMo limited to 150m influence during interpolation above 3380m elev. Below 3380m samples above 100ppmMo limited to distance of 60m.
	10th	35.0
	99th	4.4
	100th	8.0

The results above indicate that there is no need to top-cut the Copper data. However, the location of high-grade samples in drill holes was reviewed in relation to the domain and surrounding

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sample values. It was concluded that there is no need to apply any top-cut limits to the copper data.

The results of the decile analysis for Gold also indicates that top cutting is not required. However, a review of higher-grade samples shows that there are three composite samples >3gptAu located in the southeastern part of the project where the drill hole spacing begins to increase. As a result, these few samples can have a significant effect on the block grades in the model. Therefore, it was decided to top cut the gold data to a value of 3gptAu as well as to further reduce the effects of higher grade samples during block interpolation through outlier limitations. Samples with grades above 1gptAu are limited to a maximum distance of influence during interpolation of 40 metres in the Santa+Porphyry domain. Similarly, samples >1gptAu are limited to an influence of 20m in the Chimu, Farrat and PD3.5 domains.

No top-cutting is required for silver but samples above 10gptAg have a limited influence of 40m during interpolation.

The decile analysis for Molybdenum also indicates that top-cutting is not required with this data set. However, several high-grade Mo samples exist at depth where the density of drilling begins to decrease. These have been controlled through outlier limitations during interpolation as described in Table 19.3.

19.8	VARIOGRAPHY

The degree of spatial variability in a mineral deposit depends on both the distance and direction between points of comparison. Typically, the variability between samples increases as the distance between samples also increases. If the degree of variability is related to the direction of comparison, then the deposit is said to exhibit anisotropic tendencies which can be summarized with the search ellipse. The semi-variogram is a common function used to measure the spatial variability within a deposit.

The components of the variogram include the nugget, the sill and the range. Often samples compared over very short distances (even samples compared from the same location) show some degree of variability. As a result, the curve of the variogram often begins at some point on the y- axis above the origin – this point is called the “nugget”. The nugget is a measure of not only the natural variability of the data over very short distances but also a measure of the variability which can be introduced due to errors during sample collection, preparation and assaying.

The amount of variability between samples typically increases as the distance between the samples becomes greater. Eventually, the degree of variability between samples reaches a constant, maximum value. This is called the “sill” and the distance between samples at which this occurs is referred to as the “range”.

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The spatial evaluation of the data in this report has been conducted using a correlogram rather than the traditional variogram. The correlogram is normalized to the variance of the data and is less sensitive to outlier values, generally giving better results.

Variograms were generated using the commercial software package Sage 2001© developed by Isaacs & Co. Multidirectional variograms were generated for copper, gold, silver and molybdenum in each of the interpolation domains as listed in Table 19.2. The results are summarized in Tables 19.4 (copper), 19.5 (gold), 19.6 (silver) and 19.7 (moly).

TABLE 19.4
VARIOGRAM PARAMETERS - COPPER

				1st Structure			2nd Structure
Domain	Nugget	S1	S2	Range (m)	AZ	Dip	Range (m)	AZ	Dip
Leach	0.095	0.023	0.881	54	90	90	206	90	0
				17	360	0	206	360	0
				17	90	0	36	90	90
PL/Oxide	0.131	0.762	0.107	403	81	-7	477	77	-30
				141	351	5	177	323	-35
				65	115	81	124	16	40
Supergene Santa+ Porphyry+ Chimu	0.304	0.174	0.522	129	44	16	612	179	-41
				72	324	-31	464	95	7
				62	291	55	351	193	49
Primary Santa+ Porphyry+ Chimu	0.200	0.413	0.387	150	74	13	580	58	29
				108	26	-71	407	332	-6
				42	341	13	296	253	61
Farrat	0.024	0.752	0.224	62	97	-9	862	179	0
				32	7	6	175	89	4
				17	130	79	17	86	-86
PD3.5	0.446	0.542	0.012	169	44	41	158	5	-26
				98	333	-20	62	94	2
				6	262	42	59	360	64

(Correlograms conducted on 2m DH composite data. All models spherical)

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TABLE 19.5
VARIOGRAM PARAMETERS - GOLD

				1st Structure			2nd Structure
Domain	Nugget	S1	S2	Range (m)	AZ	Dip	Range (m)	AZ	Dip
Santa+ Porphyry	0.300	0.398	0.302	125	304	-13	906	334	35
				90	26	32	684	193	48
				18	233	55	485	79	20
Chimu	0.300	0.279	0.421	61	249	5	754	70	-50
				44	339	1	408	318	-18
				5	256	-85	268	36	35
Farrat	0.189	0.709	0.102	28	90	90	393	90	90
				20	360	0	207	90	0
				20	90	0	207	360	0
PD3.5	0.425	0.507	0.068	226	76	43	203	73	33
				45	1	-16	89	1	-25
				6	287	43	44	300	46

(Correlograms conducted on 2m DH composite data. All models spherical)

TABLE 19.6
VARIOGRAM PARAMETERS - SILVER

				1st Structure			2nd Structure
Domain	Nugget	S1	S2	Range (m)	AZ	Dip	Range (m)	AZ	Dip
All	0.300	0.52	0.18	331	117	15	505	148	-9
				24	213	21	323	232	31
				19	353	64	294	72	58

(Correlograms conducted on 2m DH composite data. All models spherical)

TABLE 19.7
VARIOGRAM PARAMETERS - MOLYBDENUM

				1st Structure			2nd Structure
Domain	Nugget	S1	S2	Range (m)	AZ	Dip	Range (m)	AZ	Dip
All	0.300	0.366	0.334	113	360	-12	525	244	60
				74	275	23	439	81	29
				13	64	64	284	347	7

(Correlograms conducted on 2m DH composite data. All models spherical)

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19.9	MODEL SETUP AND LIMITS

A block model was initialized in MineSight the dimensions defined in Table 19.7. The selection of a nominal block size measuring 20x20x15mV is considered appropriate with respect to the current drill hole spacing as well as the selective mining unit (“SMU”) size typical of an operation of this type and scale. The extent of the block model in relation to the various domains is shown in Figure 19-8.

TABLE 19.8
BLOCK MODEL LIMITS

Direction	Minimum	Maximum	Block size (m)	# Blocks
East	794700	797000	20	115
North	9227200	9229800	20	130
Elevation	3350	4100	15	50

Blocks in the model have been coded using the 3-dimensional domain solids on a majority basis. During this stage, blocks are assigned specific domain codes if >50% of the block occurs within the boundaries of that domain. The designation of domain codes throughout the model allows for domain code matching with the drill hole composites during interpolation.

The proportion of blocks which occur below the topographic surface is also generated and stored within the model as individual percentage items. These values are utilized as a weighting factor in determining the in-situ resources for the deposit.

19.10	INTERPOLATION PARAMETERS

The block model grade interpolation, by ordinary kriging (“OK”), was conducted using the various domain-code matching limitations as defined in Table 19.2. The results of the OK estimation were compared with the Hermitian (Herco) polynomial change of support model (also referred to as the Discrete Gaussian correction). This method is described in more detail in Section 19.11.

The El Galeno OK model has been generated with a relatively limited number samples in order to match the change of support or Herco grade distribution. This approach reduces the amount of smoothing (averaging) in the model and, while there may be some uncertainty on a localized scale, this approach produces reliable estimations of the recoverable grade and tonnage for the overall deposit.

The interpolation parameters are summarized by domain in Tables 19.9, 19.10, 19.11 and 19.12.

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TABLE 19.9
INTERPOLATION PARAMETERS BY DOMAIN - COPPER

Domain	Search Ellipse Range (m)			# Composites			Other
	X	Y	Z	Min/block	Max/block	Max/hole
Leach	700	700	30	7	28	7	Max 7/Octant
PL/Oxide	700	700	30	7	28	7	Max 7/Octant
Supergene Santa+ Porphyry+ Chimu	700	700	30	8	28	7	Max 7/Octant
Primary Santa+ Porphyry+ Chimu	700	700	30	8	28	7	Max 7/Octant
Farrat	700	700	30	7	28	7	Max 7/Octant
PD 3.5	700	700	30	5	28	7	Max 7/Octant

TABLE 19.10
INTERPOLATION PARAMETERS BY DOMAIN - GOLD

Domain	Search Ellipse Range (m)			# Composites			Other
	X	Y	Z	Min/block	Max/block	Max/hole
Santa + Porphyry	700	700	45	6	15	5	Max 5/Octant
Chimu	700	700	45	5	15	5	Max 5/Octant
Farrat	700	700	100	6	15	5	Max 5/Octant
PD 3.5	700	700	100	5	15	5	Max 5/Octant

TABLE 19.11
INTERPOLATION PARAMETERS - SILVER

Domain	Search Ellipse Range (m)			# Composites			Other
	X	Y	Z	Min/block	Max/block	Max/hole
All	500	500	35	6	15	5	Max 5/Octant

TABLE 19.12
INTERPOLATION PARAMETERS - MOLYBDENUM

Domain	Search Ellipse Range (m)			# Composites			Other
	X	Y	Z	Min/block	Max/block	Max/hole
All	900	900	35	8	28	7	Max 7/Octant

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Bulk density estimations are also made throughout the block model using the inverse distance weighting estimation method (IDW to power of 2). Statistical trends derived from the drill hole data indicate that the Leach domain contains significantly lighter SG values in comparison to all other domains. As a result, the Leach domain has been segregated with a hard domain boundary during bulk density interpolation. The interpolation parameters used to estimate SG in the model are summarized in Table 19.13.

TABLE 19.13
INTERPOLATION PARAMETERS BY DOMAIN - BULK DENSITY (IDW)

Domain	Search Ellipse Range (m)			# Composites			Other
	X	Y	Z	Min/block	Max/block	Max/hole
Leach	700	700	50	3	15	5	Max 5/Octant
Supergene + PL/Oxide + Primary	700	700	50	6	15	5	Max 5/Octant,

19.11	VALIDATION

The results of the modeling process were validated through several applications. This includes a thorough visual review of the results, comparisons with the change of support model, comparisons with other methods and grade distribution comparisons using swath plots.

Visual Inspection

Detailed visual inspection of the block model has been conducted in both section and plan to ensure the desired results following interpolation. This includes confirmation of the proper coding of blocks within the respective domains and below the topographic surface. The distribution of block grades were also compared relative to the drill hole samples in order to ensure the proper representation in the model. The effects of the hard-boundary limitations were also confirmed during this evaluation process.

Model Checks for Change of Support

The relative degree of smoothing in the block model estimates were evaluated using the Discrete Gaussian of Hermitian Polynomial Change of Support method (described by Journel and Huijbregts, Mining Geostatistics, 1978). With this method, the distribution of the hypothetical block grades can be directly compared to the estimated (OK) model through the use of pseudo- grade/tonnage curves. Adjustments are made to the block model interpolation parameters until an acceptable match is made with the Herco distribution. In general, the estimated model should be slightly higher in tonnage and slightly lower in grade when compared to the Herco distribution at the projected cut-off grade. These differences account for selectivity and other potential ore- handling issues which commonly occur during mining.

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The Herco (Hermitian correction) distribution is derived from the declustered composite grades which have been adjusted to account for the change in support as one goes from smaller drill hole composite samples to the large blocks in the model. The transformation results in a less skewed distribution but with the same mean as the original declustered samples.

During operations at El Galeno, ore/waste decisions will be made primarily based on the presence of copper within the deposit and the majority of the copper occurs within the Supergene and Primary, Santa + Porphyry domains. As a result, the Herco analysis has been limited to this portion of the deposit with the results shown in Figure 19-9.

Comparison of Interpolation Methods
For comparison purposes, additional models for copper and gold were generated using both the inverse distance (“IDW”) and nearest neighbour (“NN”) interpolation methods. The results of these models are compared to the OK models at a series of cutoff grades in the grade/tonnage graph in Figure 19-10 for copper and Figure 19-11 for gold. This comparison excludes material in the Leach zone or the Farrat and PD 3.5 rock domains as these contain essentially no economic resources. In addition, the comparison is limited to blocks which occur with a maximum distance of 400 m from a drill hole. There is very good correlation between the OK and IDW models with only local deviation with the NN model. Reproduction of the model using different methods tends to increase the confidence in the overall resource.

Swath Plots (Drift Analysis)
A swath plot is a graphical display of the grade distribution derived from a series of bands, or swaths, generated in several directions through the deposit. Grade variations from the OK model are compared using the swath plot to the distribution derived from the declustered (NN) grade model.

On a local scale, the NN model does not provide reliable estimations of grade but, on a much large scale, it represents an unbiased estimation of the grade distribution based on the underlying data. Therefore, if the OK model is unbiased, the grade trends may show local fluctuations on a swath plot but, the overall trend should be similar to the NN distribution of grade.

Swath plots have been generated for the copper and gold distributions in the model. This comparison excludes any Leach zone or Farrat domain blocks as these generally do not show economic potential. The results for copper are shown in Figures 19-12, 13 and 14.

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Overall there is good correlation between models. Deviations tend to occur for two reasons. First, reduced tonnage near the edges of the deposit tend to accentuate the differences in grade between models. Second, differences in grade become more apparent in the lower-grade areas – these typically are the flanks of the deposit where the density of drilling decreases and material tends to be classified as Inferred resources.

19.12	RESOURCE CLASSIFICATION

A common method used in the classification of mineral resources involves geostatistical methods which define categories based on confidence limits. Measured resources are defined as material in which the predicted grade is within +/-15% on a quarterly basis, at a 90% confidence limit. In other words, there is a 90% chance that the recovered grade for a quarter-year of production will be within +/-15% of the actually achieved production grades. Similarly, Indicated resources include material in which the yearly production grades are estimated with +/-15% at the 90% confidence level.

The method of estimating confidence intervals is an approximate method that has been shown to perform well when the volume being predicted from samples is sufficiently large (Davis, B. M., Some Methods of Producing Interval Estimates for Global and Local Resources, SME Preprint 97-5, 4p.) In this case, the smallest volume where the method would most likely be appropriate is the production from one quarter. Using these guidelines, an idealized block configured to approximate the volume produced in one month is estimated by ordinary kriging using a series of idealized grids of samples. Relative variograms for gold and copper are used in the estimation of the block. (Relative variograms are used rather than ordinary variograms because the standard deviations from the kriging variances are expressed directly in terms of a relative percentage.)

The kriging variances from the ideal blocks and grids are divided by twelve (assuming approximate independence in the production from month to month) to get a variance for yearly ore output. The square root of this kriging variance is then used to construct confidence limits under the assumption of normally distributed errors of estimation.

The classification is based on the copper variogram due to the fact that this metal is the main contributor to the NSR of the deposit. The results of the evaluation indicate that quarterly production can be estimated within ±15% at the 90% confidence limit with holes spaced at 50 m intervals. Annual production forecasts, at similar confidence levels, can be made based on drilling spaced at 140 m intervals.

Measured Resources – Model blocks with copper grades estimated by a minimum of three drill holes located within an average distance of 30 m.

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Indicated Resources – Model blocks with copper grades estimated by a minimum of three drill holes located within a maximum average distance of 100 m.

Inferred Resources – Model blocks which do not meet the criteria for Measured or Indicated resources but have a minimum of two drill holes within the search range and are within a maximum distance of 400 m from a single drill hole.

Note that the parameters defining measured resources generate very few blocks based on the current drill hole distribution. The level of confidence in a few sparsely distributed blocks does not warrant the measured class designation and, as a result, there are no Measured Resources reported in this resource estimate. Any blocks which do meet the criteria for measured resources have been downgraded to the indicated class for reporting purposes.

19.13	MINERAL RESOURCES

Although the El Galeno is primarily a copper deposit, there is some minor contribution to the NSR anticipated from the gold and molybdenum content. As a result, the mineral resources are tabulated based on a copper equivalent (CuEq) cut-off grade which is calculated based on the following assumptions.

	•	Copper Price: US$1.00/lb;
	•	Gold Price: US$400/oz;
	•	Molybdenum Price: US$6.00/lb;
	•	Mining and metallurgical recoveries are assumed to be 100%

Copper Equivalent calculation:

CuEq%=Cu% + (Aug/t x (Au Value in $/grAu)/(Cu Value in $/%Cu)) + (Mo% x (Mo Value in $/%Mo)/(Cu Value in $/%Cu)) CuEq% = Cu% + (Aug/t x 12.86/22.05) + (Mo% x 132.28/22.05)

Based on assumptions derived from operations of similar type, scale and location, a “base case” cut-off grade of 0.4%CuEq has been estimated for the El Galeno deposit. The mineral resources are tabulated at a series of copper equivalent cut-off grades for comparison purposes in Tables 19.14 and 19.15. The “base case” cut-off grade of 0.4%CuEq is highlighted in the tables.

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TABLE 19.14
EL GALENO DEPOSIT - INDICATED MINERAL RESOURCE

Cut-off Grade (CuEq%)	Mtonnes	Cu%	Augpt	Aggpt	Mo%	CuEq%
0.3	1,028	0.43	0.10	2.5	0.013	0.57
0.4	765	0.49	0.11	2.6	0.014	0.64
0.5	526	0.56	0.13	2.7	0.015	0.73
0.6	347	0.64	0.14	2.8	0.017	0.82
0.7	227	0.72	0.15	2.9	0.018	0.91
0.8	153	0.79	0.16	3.0	0.019	0.99

(* “base case” cut-off grade of 0.4%CuEq highlighted in table)

TABLE 19.15
EL GALENO DEPOSIT – INFERRED MINERAL RESOURCE

Cut-off Grade (CuEq%)	Mtonnes	Cu%	Augpt	Aggpt	Mo%	CuEq%
0.3	553	0.27	0.08	2.1	0.007	0.36
0.4	98	0.35	0.11	2.1	0.010	0.48
0.5	25	0.43	0.14	2.3	0.012	0.59
0.6	7	0.54	0.16	2.8	0.014	0.71
0.7	3	0.66	0.18	2.8	0.014	0.85
0.8	2	0.72	0.18	2.8	0.015	0.92

(* “base case” cut-off grade of 0.4%CuEq highlighted in table)

19.14	COMPARISON WITH PREVIOUS ESTIMATES

The previous resource estimate for the El Galeno deposit was published in April 2006. A comparison between this estimate and the current resources is listed in Tables 19.16 and 19.17

TABLE 19.16
EL GALENO DEPOSIT – COMPARISON OF INDICATED MINERAL RESOURCE, SEPTEMBER VS. APRIL 2006.

	September 2006				April 2006
Cut-off Grade (CuEq%)	Mtonnes	Cu%	Augpt	Mo%	Mtonnes	Cu%	Augpt	Mo%
0.3	1,028	0.43	0.10	0.013	569	0.51	0.11	0.015
0.4	765	0.49	0.11	0.014	504	0.54	0.12	0.015
0.5	526	0.56	0.13	0.015	411	0.59	0.13	0.016
0.6	347	0.64	0.14	0.017	316	0.64	0.14	0.017
0.7	227	0.72	0.15	0.018	225	0.70	0.15	0.018
0.8	153	0.79	0.16	0.019	148	0.77	0.16	0.019

(* “base case” cut-off grade of 0.4%CuEq highlighted in table)

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TABLE 19.17
EL GALENO DEPOSIT – COMPARISON OF INFERRED MINERAL RESOURCE, SEPTEMBER VS. APRIL 2006.

	September 2006				April 2006
Cut-off Grade (CuEq%)	Mtonnes	Cu%	Augpt	Mo%	Mtonnes	Cu%	Augpt	Mo%
0.3	553	0.27	0.08	0.007	1,282	0.32	0.07	0.008
0.4	98	0.35	0.11	0.010	554	0.39	0.09	0.010
0.5	25	0.43	0.14	0.012	206	0.46	0.12	0.012
0.6	7	0.54	0.16	0.014	79	0.54	0.15	0.013
0.7	3	0.66	0.18	0.014	31	0.62	0.16	0.014
0.8	2	0.72	0.18	0.015	12	0.71	0.16	0.014

(* “base case” cut-off grade of 0.4%CuEq highlighted in table)

The additional drilling completed since the April 2006 resource estimate has resulted in the upgrading of 261M tonnes of indicated resources at a 0.4%CuEq cut-off grade. This drilling has also better defined the limits of the inferred resource, resulting in a decrease in resources in this category.

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20	OTHER RELEVANT DATA AND INFORMATION

There are no additional information or explanations.

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21	INTERPRETATION AND CONCLUSIONS

The El Galeno property contains a copper-gold-molybdenum bearing porphyry deposit resulting from hydrothermal activities related to the intrusion of dioritic rocks into a host suite of sedimentary limestones, siltstones and quartzites. Deeper hypogene mineralization, comprised of pyrite and chalcopyrite, tends to occur near the boundaries of the main porphyry intrusive. The primary mineralization tends to grade into an overlying zone of enrichment in which secondary copper minerals, chalcocite and covellite, are present. There is evidence of a near-surface leach cap and an oxide zone but these are both relatively minor and somewhat poorly developed.

Previous metallurgical testing has concentrated primarily on the leaching characteristics of the deposit. NPC however, envisions a floatation process which will result in a copper concentrate containing appreciable gold, silver and molybdenum credits.

The recent drilling program has been successful in establishing an indicated resource that is mor than half of all resources for the property. This increase in confidence in the resource results provides for better decisions related to the ongoing technical and economic evaluations. The additional drilling information has also better defined the overall limits of the inferred resources and reduced the potential for additional significant extensions of the deposit.

The drilling results at the neighbouring Hilorico zone are encouraging. This is a zone of gold mineralization with essentially no appreciable contained copper, and thus, would require a very different process than that of El Galeno. However, there could be some potential synergies realized based on the proximity of these two areas.

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22	RECOMMENDATIONS

NPC is currently preparing a pre-feasibility study on the El Galeno deposit which will address the following parameters:

	•	Process engineering and infrastructure requirements
	•	Mine engineering studies
	•	Metallurgical testing
	•	Geotechnical design
	•	Environmental studies
	•	Socio-economic studies
	•	Estimation of capital and operating costs

This work will culminate in an economic analysis which will direct the future decisions regarding the project. This study is expected to be completed by the end of 2006 and the majority of the costs associated with this report have

The nearby Hilorico zone may have an impact on the overall economics of the El Galeno deposit and Norwest recommends that the following work be conducted on this deposit.

1.	Preparation of a resource model for the Hilorico zone based on the currently available drilling data.
2.	Conduct a series of metallurgical tests to evaluate the recovery characteristics for both the oxide and sulphide zones.
3.	Follow-up review of available data to test for possible extensions of the deposit.
4.	Preparation of a mine plan including a production schedule which incorporates any potential synergies which may exist between Hilorico and El Galeno.
5.	Economic analysis.

The estimated costs for the recommended work on Hilorico are listed in Table 22.1.

Table 22.1
Estimated Costs Associated with Recommended Work on Hilorico Zone

Item	US$(000)
Resource model preparation and report	30
Metallurgical testwork	100
Mine plan including production schedule	50
Economic analysis	20
Total	$200

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Araneda, R., 2005. South America Overview & Las Lagunas Norte Deposit, Alto Chicama District, Northern Peru. ProExplo, Congreso Internacional de Prospectores y Exploradores, 4th, Lima, 2005, powerpoint presentation on conference website, 46 p. at www.proexplo.com.pe.

Benavides, V. E., 1956. The Cretaceous system in northern Peru: Bulletin of the American Museum of Natural History, v. 108, p. 353-494.

Benavides-Cáceres, V., 1999. Orogenic evolution of the Peruvian Andes: The Andean cycle, in Skinner, B. J., ed., Geology and ore deposits of the Central Andes: Society of Economic Geologists Special Publication No. 7, p. 61-107.

Bendezú, R., Fontboté, L. & Cosca, M., 2003. Relative age of Cordilleran base metal lode and replacement deposits, and high sulfidation Au-(Ag) epithermal mineralization in the Colquijirca mining district, central Peru. Mineralium Deposita, v. 38, p. 683-694.

Birmhall G., 1979. Lithologic Determination of Mass Transfer Mechanisms of Multiple-Stage Porphyry Copper Mineralization at Butte, Montana: Vein Formation by Hypogene leaching and Enrichment of Potassium-Silicate Protore. Econ. Geol., Vol. 74, pp. 556-589.

Birmhall G. and Ghiorso M., 1983. Origin and Ore-Forming Consequences of the Advanced Argillic Alteration Process in Hypogene Environments by Magmatic Gas Contamination of Meteoric Fluids. Econ. Geol. Vol. 78, pp.73-90.

Buenaventura Ingenieros S.A., April 1998. Estudio al Microscopio de 12 Secciones Pulidas de Taladros de Perforación. North Compañia Minera S.A.

Chavez W.X., 2000. Supergene Oxidation of Copper Deposits: Zoning and Distribution of Copper Oxide Minerals. SEG Newsletter, Number 41.

Cobbing, E. J., 1985. The tectonic setting of the Peruvian Andes, in Pitcher, W. S., Atherton, M. P., Cobbing, E. J., and Beckinsdale, R. D., eds., Magmatism at a plate edge: The Peruvian Andes: Glasgow, Blackie and Son, p. 3-12.

Cobbing, E. J., Pitcher, W. S., Wilson, J. J., Baldock, J. W., Taylor, W. P., McCourt, W. and Snelling, N. J., 1981. The geology of the Western Cordillera of northern Peru. Institute of Geological Sciences, Overseas Memoir No. 5.

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Córdova, J. & Hoyos, D., 1999. Proyecto El Galeno. Informe Geologico. Internal report for North Compañia Minera S.A., July 1999, 26 p.

Córdova, J. & Hoyos, D., 2000. Geologia del porfido de Cu-(Au-Mo) El Galeno, Cajamarca, Peru. X Congresso Peruano de Geologia Resumenes, Sociedad Geologica del Peru, Lima, p. 246 and 12 p paper.

Davies, R. C., and Williams, P.J., 2005. The El Galeno and Michiquillay porphyry Cu–Au–Mo deposits: geological descriptions and comparison of Miocene porphyry systems in the Cajamarca district, northern Peru . Mineralium Deposita Vol. 40, pp. 598 –616.

Davis, B. & Sim, R., 2006. Technical Report, El Galeno Copper-Gold Property. Report by Norwest Corporation for Northern Peru Copper Corporation, April 21, 2006, 104 p.

Dick L., Chavez W., Gonzales A. and Bisso C., 1994. Geological Setting and Mineralogy of the Cu-Ag-(As) Rosario vein System, Collahuasi District, Chile. SEG Newsletter, Number 19.

Espinoza, R., 2005. Informe Arqueologico El Molino. Northern Peru Copper Corp. internal report.

Fontboté, L. & Bendezú, R., 1999. The carbonate-hosted Zn-Pb San Gregorio deposit, Colquijirca District, central Peru, as part of a high sulfidation epithermal system. In Stanley et al (eds),

Mineral Deposits, Processes to Processing, p. 495-498.

García Bellés, J., 2000. Estudio geoquímico de 21 muestras petrológicas, proyecto de pórfido de Cu “El Galeno” (North Cia. Minera, Cajamarca, Perú). Report by Universidad Politécnica de Madrid, Escuela Técnica Superior de Ingenieros de Minas, Departamento de Ingeniería Geológica, Madrid for North Cia Minera, Peru, 15 p.

Gustafson, L. B., Vidal, C. E., Pinto, R. & Noble, D. C., 2004. Porphyry-Epithermal Transition, Cajamarca region, Northern Peru. Society of Economic Geologists Special Publication No. 11, p. 279-299.

Hammond, R., 1998. El Galeno Project, Northern Peru: Observations and their Implications. Internal report for North Ltd., 3 p.

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Love, D. A., 2004. A Draft Revised Geological Model for the El Galeno Porphyry Cu Deposit, Cajamarca Department, Peru, and a Proposed In-Fill Diamond Drilling Program. Report for Lumina Copper Corporation, 21 June 2004, 37 p.

Mauler, A. & Thompson, A. J. B., 2005. Petrographic Report: Seven Samples, Peru. Report No. PSA636 by PetraScience Consultants Ltd for Northern Peru Copper Corporation, 4 October 2005, 29 p.

Mauler, A. & Thompson, A. J. B., 2006. Petrographic Report: Seven Samples, Peru. Report No. PSA656 by PetraScience Consultants Ltd for Northern Peru Copper Corporation, 10 February 2006, 28 p.

Mégard, F., 1984. The Andean orogenic period and its major structures in central and northern Peru: Journal of the Geological Society [London], v. 141, p. 893-900.

MEM, 1998. Plan Referencial de Minería (Visión y perspectivas de la industria en el Perú), 1996-2006

MEM, 1998, Environmental Regulations for Mining Exploration Activities, DS No. 038-98-EM, www.mem.gob.pe

MEM, 1992, Environmental Protection Regulations in the Mining-Metallurgical Activity, DS No. 014-92-EM, www.mem.gob.pe

Metcon Laboratories, August, 1988. Preliminary Metallurgical Testwork with Sample of El Galeno Ore. North Compañia Minera S.A. internal report.

Mineria Magazine, Feb 2003, Issue 23, page 305

Mining Magazine, Jan 2002, Peruvian Mining Industry, Vol 186, No. 1

Mining Magazine, May 2002, Latin American Gold and Silver, Vol 186, No. 5

Miranda. C., 2006, Alteration Modelling of the El Galeno deposit. Northern Peru Copper Corp. internal report.

Mollohuanca, W., 2005, Informe: Modalamiento de la intensidad de vetillas. Northern peru Copper Corp. Internal report

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Mukasa, S.B., Vidal, C.E., and Injoque-Espinoza, J., 1990, Pb Isotope Bearing on the Metallogenesis of Sulphide Ore Deposits in Central and Southern Perú, Economic Geology, vol 85, 1990, pp. 1438-1446.

Nicolson, D., 2003. El Galeno Technical Report, Cajamarca, Peru. Report by AMEC (Peru) S.A. for Lumina Copper Corporation, 30 May 2003, 142 p.

Nickson, R., 2004, El Galeno Geophysical Review. Prepared for Lumina Copper Corporation by Macal Geoscience

Noble, D.C. and Vidal, C.E., 1994, Gold in Perú; SEG Newsletter, April 1994

Panteleyev, A. 1995. Porphyry Cu+/-Mo+/-Au, in Selected British Columbia Mineral Deposit Profiles, Volume 1 - Metallics and Coal, Lefebure, D.V. and Ray, G.E., Editors, British Columbia Ministry of Energy of Employment and Investment, Open File 1995-20, pages 87-92.

Pariona, O., 2006. Informe del modelo de las zones de mineralization. Northern Peru Copper Corp. internal report

Peterson, U., Vidal C.E., and Noble D.C., 1990, A Special Issue Devoted to the Mineral Deposits of Peru Preface, Economic Geology, Vol. 85, November 1990, No. 7

Pratt, W., 2005. El Galeno Copper/Gold Porphyry, Cajamarca, Northern Peru. Report for Northern Peru Copper Corp., September 2005, 40 p. and geological map at 1:5,000 scale.

Ramos, P., 2006, Modelamiento Geológico del Sistema Galeno. Northern Peru Copper Corp. internal report

Redwood, S.D., 2006. The Geology of the El Galeno Copper-Gold-Molybdenum Porphyry Deposit, Northern Peru, June 2006. Report for Northern Peru Copper Corporation, 39 p (draft).

See A., September 1998. El Galeno Metallurgical Testwork Review and Recommendations. North Ltd.

Sillitoe, R. H., 2000. Geological models and exploration potential of El Galeno and Carpa porphyry copper prospects, northern Peru. Report for North Compañia Minera S.A., July 2000, 10 p.

Tanabe, H., Franco J. & Carbone, J., 1995. Northern Peru Joint Venture. Proyecto El Galeno, Informe Final, Volumen 1. Internal report for Newmont Peru Ltd., Newmont – Buenaventura Joint Venture, November 1995, 92 p.

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Unknown author, June 1998. Estudio al Microscopio de 24 Muestras (secciones delgadas) de Taladros Diamantinos, RCD y Muestra de mano del Proyecto Galeno. North Compañia Minera S.A.

Unknown author, 1999. INAA Results 1999. North Compañia Minera S.A.

Vidal, C.E., 1985, Metallogenesis associated with the Coastal batholith of Peru; A review, in Pitcher, W.S. Atherton, M.P., Cobbling, E.J., and Beckinsale, R.D., eds., Magmatism at a plate edge: The Peruvian Andes: Glasgow, Blackie, p. 243-249.

Vidal, C., Noble, D. & Harvey, B., 1997. Yanacocha District, Cajamarca Province, Peru. Peruvian Geological Congress Fieldtrip Guide, August 3 & 10, 1997.

Webster R., 1998a. Galeno Conceptual Study. Internal report for North Ltd., April 1998, x p.

Webster, R., 1998b. Galeno re-evaluation based on an additional 12 holes. Internal report for North Ltd, September 1998, 34 p.

White Metallurgical Services PTY LTD, March 1998. Estimation of Process Plant Operating and Capital Costs for the Galeno Project. North Compañia Minera S.A.

Wilson, J., 1985. Geologia de los Cuadrangulos de Jayanca (13-d), Incahuasi (13-e), Cutervo (13-f), Chiclayo (14-d), Chongoyape (14-e), Chota (14-f), Celendin (14-g), Pacasmayo (15-d), Chepen (15-e). Lima, Peru, Instituto Geológico Minero y Metalúrgico, Boletin No. 38, 104 p. and 9 maps at 1:100,000 scale.

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24	DATE AND SIGNATURE PAGE

CERTIFICATE of AUTHOR

I, Robert Sim, P.Geo, do hereby certify that:

1.	I am currently under contract as Senior Geologist with Norwest Corporation, 2700, 411 – 1 Street SE, Calgary, Alberta, Canada T2G 4Y5.

2.	I graduated from Lakehead University with an Honours Bachelor of Science (Geology) in 1984.

3.	I am a member of the Association of Professional Engineers and Geoscientists of British Columbia, License Number 24076.

4.

I have practiced my profession continuously for 22 years and have been involved in mineral exploration, mine site geology and operations, mineral resource and reserve estimations and feasibility studies on numerous underground and open pit base metal and gold deposits in Canada, the United States, Central and South America, Europe, Asia, Africa and Australia.

5.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43- 101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.

I am responsible for the preparation of all sections of the technical report titled “Technical Report El Galeno Copper-Gold Property”, dated September 22, 2006 (the “Technical Report”) relating to the property.

7.	I worked on the El Galeno project as a consultant in 2005-06 and was a qualified person for the technical report issued on the deposit in April 2006.

8.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer applying all of the tests in Section 1.5 of National Instrument 43- 101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 22nd Day of September, 2006.

“ORIGINAL SIGNED AND SEALED BY AUTHOR”

Signature of Qualified Person

Robert Sim, P. Geo.
____________________________________

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CONSENT of AUTHOR

TO:	Commission des Valeurs Mobilieres du Quebec
Ontario Securities Commission
Manitoba Securities Commission
Saskatchewan Financial Services Commission – Securities Division
Alberta Securities Commission
British Columbia Securities Commission

I, Robert Sim, do hereby consent to the filing, with the regulatory authorities referred to above, of the technical report titled Technical Report El Galeno Copper-Gold Property, dated September 22, 2006 (the “Technical Report”) and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report by Northern Peru Copper.

Dated this 22nd Day of September, 2006

“ORIGINAL SIGNED AND SEALED BY AUTHOR”
Signature of Qualified Person

Robert Sim, P. Geo.
Print name of Qualified Person

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CERTIFICATE of AUTHOR

I, Geoffrey R. Jordan, P.Geol., do hereby certify that:

1.	I am currently employed as Senior Vice President, Norwest Corporation, 2700, 411 – 1st Street SE, Calgary, Alberta, Canada T2G 4Y5.

2.	I graduated with a Bachelor of Science degree from the University of New South Wales in 1971.

3.	I am a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, (Member #22095)
.
4.	I have worked as a geologist for a total of thirty-four years since my graduation from university.

5.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43- 101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.

I am responsible for the review of all sections of the technical report titled “Technical Report El Galeno Copper-Gold Property”, dated September 22, 2006 (the “Technical Report”) relating to the property.

7.	I have not had prior involvement with the property that is the subject of the Technical Report.

8.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer applying all of the criteria of National Instrument 43-101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 22nd Day of September, 2006.

“ORIGINAL SIGNED AND SEALED BY AUTHOR”
Signature of Qualified Person

                                       Geoffrey R. Jordan, P. Geol.
Print name of Qualified Person

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CONSENT of AUTHOR

TO:	Commission des Valeurs Mobilieres du Quebec
Ontario Securities Commission
Manitoba Securities Commission
Saskatchewan Financial Services Commission – Securities Division
Alberta Securities Commission
British Columbia Securities Commission

I, Geoffrey R. Jordan, do hereby consent to the filing, with the regulatory authorities referred to above, of the technical report titled Technical Report El Galeno Copper-Gold Property, dated September 22, 2006 (the “Technical Report”) and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report by Northern Peru Copper.

Dated this 22nd Day of September, 2006

“ORIGINAL SIGNED AND SEALED BY AUTHOR”
Signature of Qualified Person

Geoffrey R. Jordan, P. Geol.
Print name of Qualified Person

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25	ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES

There is no additional information of this type that is pertinent to this deposit as the property is not yet in production.

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26	ILLUSTRATIONS

Figure 6-1	El Galeno Location Map
Figure 6-2	El Galeno Land Tenure Map
Figure 7-1	El Galeno Topography, Access and Location Map
Figure 8-1	Site Layout Plan (April 1998)
Figure 9-1	Regional Geology Map
Figure 9-2	Property Geology Map
Figure 13-1	Surface Topography and Drill Hole Location Map
Figure 13-2	Drill Hole Plan
Figure 19-1	Isometric View with Topography DH Collars and EW Section Planes
Figure 19-2	Isometric View with Transparent Topo Surface and Porphyry Intrusive
Figure 19-3	Cross Section 9228800N Lithology Domains
Figure 19-4	Cross Section 9228500N Mineral Zone Domains
Figure 19-5	Boxplot – Copper by Mineral Zone
Figure 19-6	Contact Profile – Copper in Santa vs. Porphyry
Figure 19-7	Contact Profile – Copper in Leach vs. Supergene
Figure 19-8	Contact Profile – Copper in Supergene vs. Primary
Figure 19-9	Block Model Limits in Relation to Rock and MinZone Domains
Figure 19-10	Herco/OK Copper Model Comparison
Figure 19-11	Grade/Tonnage Comparison of Models - Copper
Figure 19-12	Grade/Tonnage Comparison of Models - Gold
Figure 19-13	Swath Plot Copper East
Figure 19-14	Swath Plot Copper North
Figure 19-15	Swath Plot Copper Vertical

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